EXECUTION VERSION
EXHIBIT 2.1

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
BY AND AMONG
CIRCOR DOVIANUS HOLDINGS B.V.,
CIRCOR AEROSPACE, INC.,
CIRCOR INTERNATIONAL, INC.,
AND
CRANE CO.
January 24, 2020

This document has been prepared solely to facilitate discussions of a possible transaction between the parties identified herein. It is not intended, and shall not be deemed, to constitute an offer or agreement, or to create legally binding or enforceable obligations, of any type or nature. No such offer, agreement or obligations shall be made or created between the parties identified herein except pursuant to a written agreement executed by such parties. This document remains under ongoing review by the parties and their advisors in all respects.
Interested parties are instructed to provide comments in the form of a clean and a blackline typed markup of this document. Please do not provide comments in the form of a memorandum or hand markup.

TABLE OF CONTENTS

Page

SECTION 1 DEFINITIONS AND INTERPRETATIONS 1
1.1 Certain Definitions 1
1.2 Interpretation 15

SECTION 2 PURCHASE AND SALE 16
2.1 Agreement to Sell and Purchase 16
2.2 Purchase Price; Adjustments 17
2.3 Closing 20

SECTION 3 REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANY MEMBERS 21
3.1 Organization and Good Standing; Organizational Documents 21
3.2 Capitalization and Ownership of Securities 21
3.3 Subsidiaries 22
3.4 Authority 22
3.5 No Conflict; Consent of Third Parties 22
3.6 Litigation, etc. 22
3.7 Intellectual Property 23
3.8 Agreements; Actions 23
3.9 Certain Transactions 25
3.10 Rights of Registration and Voting Rights 26
3.11 Real Property 26
3.12 Tangible Personal Property 26
3.13 Works Council 27
3.14 Financial Statements 27
3.15 Absence of Changes 28
3.16 Employee Matters 28
3.17 Tax Returns and Payments 31
3.18 Insurance 32
3.19 Compliance with Law and Regulations; Permits 33
3.20 Suppliers 33
3.21 Customers 33
3.22 Brokers and Finders 34
3.23 Environmental Matters 34
3.24 Bank Accounts 34
3.25 Accounts Receivable 34
3.26 Inventory 35
3.27 Corruption and Trade Regulation 35
3.28 Product Liabilities and Recalls 36
3.29 Data Handling 36
3.30 Transferred Business 36

SECTION 4 REPRESENTATIONS AND WARRANTIES REGARDING BUYER 37

4.1 Organization and Standing 37
4.2 Authority for Agreement; No Conflict 37
4.3 Government Consents 38
4.4 Brokers and Finders 38
4.5 Litigation, etc. 38
4.6 Investment 38
4.7 Financing; Solvency 38
4.8 Contact with Customers and Suppliers 39
4.9 Due Diligence Investigation 39

SECTION 5 COVENANTS 39
5.1 Conduct of Business 39
5.2 Confidentiality; Access 41
5.3 Efforts; Consents; Regulatory and Other Authorizations 42
5.4 Public Disclosure; Communications 43
5.5 Cooperation; Further Actions 44
5.6 Employee Representative Matters 44
5.7 Employee Benefit Matters 44
5.8 RWI Policy 45
5.9 Supplemental Disclosure; Notice of Developments 45
5.10 Non-Competition; Non-Solicitation 46
5.11 Marks of the Sellers 46
5.12 Insurance Matters 47
5.13 Deferred Assets and Liabilities 48
5.14 Letters of Credit 49
5.15 Provision Respecting Legal Representation 49
5.16 Restructuring Transactions 50
5.17 Environmental Matters 50
5.18 Dovianus Articles of Association 51
5.19 Exclusivity of Representations and Warranties of the Sellers 51

SECTION 6 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY 52
6.1 No Order 53
6.2 Antitrust Approvals 53

SECTION 7 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER 53
7.1 Conditions Precedent to Obligations of Buyer 53

SECTION 8 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS 54
8.1 Representations, Warranties and Covenants 54

SECTION 9 CLOSING DELIVERIES 54
9.1 Closing Deliveries of Sellers 54
9.2 Closing Deliveries of Buyer 55

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
THIS AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of January 24, 2020 (the “A&R Agreement Date”), by and among (i) CIRCOR Dovianus Holdings B.V., a Netherlands private limited company (“CIRCOR Dovianus”), (ii) CIRCOR Aerospace, Inc., a Delaware corporation (“CIRCOR Aerospace” and, together with CIRCOR Dovianus, the “Sellers”), (iii) CIRCOR International, Inc., a Delaware corporation (“CIRCOR Inc.” or “Parent”), and (iv) Crane Co., a Delaware corporation (“Buyer”).
WHEREAS, (i) CIRCOR Aerospace owns all of the issued and outstanding Equity Interests (the “CIRCOR Instrumentation Securities”) of CIRCOR Instrumentation Technologies, Inc., a New York corporation (“CIRCOR Instrumentation”), and (ii) CIRCOR Dovianus owns all of the issued and outstanding Equity Interests (the “Dovianus Securities” and together with the CIRCOR Instrumentation Securities, the “Purchased Securities”) of Dovianus B.V., a Netherlands private limited company (“Dovianus” and together with CIRCOR Instrumentation, the “Acquired Companies” and each, an “Acquired Company”).
WHEREAS, the Sellers, Parent and Buyer entered into that certain Securities Purchase Agreement (the “Original Agreement”), dated December 23, 2019 (the “Original Agreement Date”), pursuant to which Buyer agreed to purchase from CIRCOR Aerospace, and CIRCOR Aerospace agreed to sell to Buyer, all of the CIRCOR Instrumentation Securities, and Buyer agreed to purchase, or to cause a Buyer Designee to purchase, from CIRCOR Dovianus, and CIRCOR Dovianus agreed to sell to Buyer, or such Buyer Designee, all of the Dovianus Securities, all for the consideration described therein.
WHEREAS, the Sellers, Parent and Buyer desire to amend and restate the Original Agreement to amend certain definitions, conditions to closing, and make other changes as set forth herein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement (defined terms having the meanings indicated in Section 1.1 or otherwise as defined elsewhere in this Agreement), and for other good and valuable consideration, the receipt of which is hereby acknowledged, Buyer and the Sellers, intending to be legally bound, agree as follows:

SECTION 2
DEFINITIONS AND INTERPRETATIONS
1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“338 Election Payment” shall have the meaning set forth in Section 12.3(d).
“338 Elections” shall have the meaning set forth in Section 12.3(c).
“338(g) Election” shall have the meaning set forth in Section 12.3(c).
“338(h)(10) Allocation Schedule” shall have the meaning set forth in Section 12.3(b).
“Accounting Arbitrator” shall have the meaning set forth in Section 2.2(g).
“Accrued Taxes” shall mean the unpaid Taxes of the Acquired Company Members for any Pre-Closing Tax Period for which a Tax Return has not yet been filed prior to the Closing Date and is not yet due under applicable Legal Requirements (taking into account extensions). The calculation of Accrued Taxes shall (i) exclude any deferred Tax liabilities or deferred Tax assets, (ii) be computed in accordance with the past practice of the Acquired Company Members to the extent permitted by applicable Legal Requirements, (iii) take into account estimated or similar Tax payments made by the Acquired Company Members, (iv) take into account, pursuant to Section 12.1, any deductions or similar Tax benefits arising from or attributable to the incurrence or payment of the Seller Transaction Expenses or the discharge of Closing Indebtedness of the Acquired Company Members, in each case, in connection with the Closing to the greatest extent permitted by applicable Legal Requirements, and (v) exclude the effect of any transaction entered into outside the ordinary course of business on the Closing Date after the Closing.
“Acquired Companies” shall have the meaning set forth in the Recitals.
“Acquired Companies Intellectual Property” means all Intellectual Property that is owned by the Acquired Companies and used exclusively or primarily in the Transferred Business. For the avoidance of doubt, none of the Intellectual Property associated with the “Circle Seal Controls” trademark shall constitute Acquired Companies Intellectual Property.
“Acquired Companies Owned Real Property” shall have the meaning set forth in Section 3.11(a)
“Acquired Companies Real Properties” shall have the meaning set forth in Section 3.11(b).
“Acquired Companies Registered Intellectual Property” shall have the meaning set forth in Section 3.7.
“Acquired Companies Tangible Properties” shall have the meaning set forth in Section 3.12.
“Acquired Company Member” shall mean any of the Acquired Companies or their respective Subsidiaries.

“Action” shall mean any action, arbitration, suit or other proceeding, whether civil or criminal, in law or in equity by or before any Governmental Authority or arbitrator.
“Active Business Line” shall mean the current business activities of Parent and its Affiliates associated with (i) the manufacture and sale of (a) check valves, relief valves, Atkomatic valves, shut-off valves, solenoid valves, and pressure regulators under the “Circle Seal Controls” trademark, (b) isolation valves, oxygen and special service valves, manifolds, pressure regulators, couplings, adaptors and associated systems under the “Hale Hamilton” trademark, and (c) valves, manifolds and system components under the “CIRCOR Aerospace” and “Aerodyne” trademarks, and (ii) the supply of associated third party fittings, valves and regulators used to complete systems sold under the “RTK”, “Hale Hamilton”, “Leslie Controls”, “CPC-Cryolab”, “CIRCOR Aerospace”, and “Aerodyne” trademarks.
“Additional 338(h)(10) Elections” shall have the meaning set forth in Section 12.3(c).
“Adjusted Purchase Price” shall have the meaning set forth in Section 2.2(a).
“Adjustment Time” shall mean 11:59 p.m. eastern time on the Closing Date.
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Agreement” shall have the meaning set forth in the Preamble.
“Ancillary Agreements” shall mean the Transition Services Agreement and each of the other written agreements, documents, statements, certificates and instruments referred to therein or otherwise delivered by the Sellers pursuant to Section 9.1, or by Buyer pursuant to Section 9.2.
“Anti-Corruption Laws” shall have the meaning set forth in Section 3.27(a).
“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Legal Requirements enacted for the purpose of regulating merger control matters or prohibiting or regulating conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.
“A&R Agreement Date” shall have the meaning set forth in the Preamble.
“Articles Amendment” shall have the meaning set forth in Section 5.18.
“Asbestos Claim” shall mean any claim, whenever arising or asserted, by any third party for Damages actually or allegedly arising from or attributable to asbestos or asbestos-containing products (i) sold, installed, handled, used, specified, recommended, made, distributed, or removed by an Acquired Company Member (or any predecessor of any Acquired Company Member), (ii) used in conjunction with any product manufactured, designed, sold, or distributed by an Acquired Company Member (or any predecessor of any Acquired Company Member), (iii) relating to services, actions, or operations provided, completed, or performed by an Acquired Company Member (or any predecessor of any Acquired Company Member), or (iv) for which an Acquired Company Member is or is alleged to be liable under applicable law whether or not arising from acts or omissions of the Acquired Company Member, in all cases, only to the extent attributable to acts or omissions of an Acquired Company Member (or any predecessor of any Acquired Company Member) prior to the Closing.
“Business Day” shall mean the period from 12:01 a.m. through 12:00 midnight, Boston, Massachusetts time on any day of the year on which national banking institutions in the Commonwealth of Massachusetts are open to the public for conducting business and are not required or authorized by law to close.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Designee” shall mean any direct or indirect wholly-owned subsidiary of Buyer designated by Buyer to purchase the Dovianus Securities as identified to Sellers no later than ten Business Days prior to the Closing Date.
“Buyer Fundamental Representations” means those representations and warranties set forth in Section 4.1, Section 4.2, and Section 4.4.
“Buyer Indemnified Party” shall have the meaning set forth in Section 11.3.
“Cash” shall mean cash and cash equivalents determined in accordance with the Working Capital Methodology, using the policies, conventions, methodologies and procedures used by the Acquired Companies in preparing the Financial Statements. Notwithstanding the foregoing, “Cash” shall include uncashed and uncleared checks and other deposits or transfers received or deposited for the account of an Acquired Company Member and “Cash” shall be net of outstanding and unpaid checks and other transfers issued by any Acquired Company Member.
“Casualty Event” shall mean, with respect to the Acquired Company Members, (i) the condemnation of all or a material portion of the Acquired Companies Real Properties (or a bona fide threat of condemnation (including any proceedings, judicial, administrative or otherwise, with respect to a taking by eminent domain or condemnation)), or (ii) damage or destruction of all or a material portion of the Acquired Companies Real Properties that either (a) would materially delay or inhibit production by the applicable Acquired Company Member or (b) with respect to the Acquired Companies Owned Real Property, is reasonably estimated to exceed $1,100,000 dollars in value.
“Change-in-Control Payments” shall mean any change-in-control payments, severance, retention, bonus or similar compensatory amounts payable, or that become payable, by any Acquired Company Member as a result of the consummation of the transactions contemplated hereby to any officer, director, employee, or consultant of any Acquired Company Member, together with the employer portion of any payroll, medical, social security, unemployment or similar Taxes related to the payment of such bonuses or benefits to employees.
“CIRCOR Aerospace” shall have the meaning set forth in the Preamble.

“CIRCOR Dovianus” shall have the meaning set forth in the Preamble.
“CIRCOR Instrumentation” shall have the meaning set forth in the Recitals.
“CIRCOR Instrumentation Securities” shall have the meaning set forth in the Recitals.
“CIRCOR Names” means all names, trade names, trademarks, service names and service marks and domain names incorporating “CIRCOR” and any CIRCOR corporate logo or any derivation thereof and any corporate symbols or logos related thereto or incorporating “CIRCOR.”
“Closing” shall have the meaning set forth in Section 2.3(a).
“Closing Cash” shall mean the aggregate amount of Cash held by the Acquired Company Members, as of the Adjustment Time.
“Closing Date” shall have the meaning set forth in Section 2.3(a).
“Closing Date Schedule” shall have the meaning set forth in Section 2.2(f)(i).
“Closing Indebtedness” shall mean the aggregate amount of all Indebtedness of the Acquired Company Members outstanding as of the Adjustment Time, on a consolidated basis.
“Closing Working Capital” shall have the meaning set forth in Section 2.2(f)(i).
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Commitment” shall have the meaning set forth in Section 5.6(c).
“Confidentiality Agreement” shall have the meaning set forth in Section 5.2(a).
“Consideration Spreadsheet” shall have the meaning set forth in Section 2.2(e).
“Continuing Employees” shall have the meaning set forth in Section 5.7(a).
“Contract” shall mean any legally binding agreement, contract, subcontract, settlement agreement, lease, instrument, note, option, warranty, license, sublicense, or legally binding commitment, arrangement, obligation or undertaking of any nature, including all amendments to any of the foregoing, but shall not include insurance policies listed in Section 3.18 of the Disclosure Schedule.
“Corporate Policies” shall have the meaning set forth in Section 5.12(a).
“Covered Claims” shall have the meaning set forth in Section 5.12(d).
“Credit Agreement” shall mean that certain Credit Agreement dated as of December 11, 2017 among CIRCOR International, Inc., the other credit parties thereto, the lenders party thereto, Deutsche Bank AG New York Branch, Suntrust Bank, Deutsche Bank Securities, Inc., Suntrust Robinson Humphrey, Inc., and Citizens Bank, N.A.

“Damages” shall mean any and all damages, losses, awards, Actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, settlements, judgments, and reasonable attorneys’ fees directly related to the foregoing; provided that notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Legal Requirements, neither the Sellers, nor any member, current or former shareholder, director, officer, employee, Affiliate or advisor of the Sellers, shall, in any event, be liable to any other Person, either in contract, tort or otherwise, for any punitive damages (except as may be awarded to a third party).
“Data Handling Policies” shall have the meaning set forth in Section 3.29(a).
“Deductible” shall have the meaning set forth in Section 11.3(b).
“Deed of Transfer” shall mean the deed of sale and transfer of the Dovianus Securities among the CIRCOR Dovianus, the Buyer or a Buyer Designee and Dovianus that will be executed at Closing by the Notary, pursuant to which CIRCOR Dovianus shall transfer, and the Buyer or Buyer Designee shall accept the transfer of, the Dovianus Securities in the form as set out in Exhibit E.
“Deferred Assets” shall have the meaning set forth in Section 5.13(a).
“Disclosure Schedule” shall have the meaning set forth in Section 3.
“Dispute Period” shall have the meaning set forth in Section 11.6(b).
“Dovianus” shall have the meaning set forth in the Recitals.
“Dovianus Securities” shall have the meaning set forth in the Recitals.
“Embargoed Countries” shall have the meaning set forth in Section 3.27(d).
“Employee Benefits” shall have the meaning set forth in Section 5.7(b).
“Employee Plan” shall mean any material employee benefit plan (as defined in Section 3(3) of ERISA) maintained by any Acquired Company Member, whether or not subject to ERISA, and any other material plan, agreement, policy, or arrangement providing bonuses or other incentive compensation, severance, retention, change in control, deferred compensation, equity compensation, incentive, retirement, profit-sharing, pension, savings, vacation, insurance, medical, welfare, fringe or relocation compensation or benefits or any other employment or consulting agreement, policy or arrangement under which any Acquired Company Member has any liability.
“End Date” shall have the meaning set forth in Section 10.1(b).
“Environmental Laws” shall mean, with respect to any geographic location, all Legal Requirements and Permits promulgated by any Governmental Authority with governmental authority over such geographic location which concern pollution, protection of natural resources, human health or safety relating to the exposure to any Hazardous Material, or the environment, including all those that relate to the prohibition, regulation or control of any Hazardous Material, as amended at any time prior to Closing.

“Environmental Liabilities” means any and all Liabilities arising under Environmental Laws in connection with or relating to the past or present operation or any site of operation of any of the Acquired Company Members or any predecessor of any of the Acquired Company Members, including any former sites owned or leased or otherwise used by the Acquired Company Members or the Acquired Company Real Properties, and including any Liability arising as a result of a Hazardous Material, including, without limitation for off-site disposal or transportation of a Hazardous Material.
“Equity Interest” shall mean (i) with respect to a corporation, any and all shares of capital stock with respect thereto; (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, membership interests, ownership interests, beneficiary rights or other partnership/limited liability company interests with respect thereto; and (iii) any other equity ownership, participation or security in a Person.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with any Acquired Company Member, would be treated as a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
“Estimated Closing Cash” shall have the meaning set forth in Section 2.2(b)(ii).
“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.2(b)(iii).
“Estimated Seller Transaction Expenses” shall have the meaning set forth in Section 2.2(b)(iv).
“Estimated Working Capital” shall have the meaning set forth in Section 2.2(b)(i).
“Estimated Working Capital Deficiency” shall mean the absolute value of the amount, if any, by which (i) the Estimated Working Capital, is less than (ii) the Target Working Capital Amount.
“Estimated Working Capital Surplus” shall mean the amount, if any, by which (i) the Estimated Working Capital is greater than (ii) the Target Working Capital Amount.
“Existing L/Cs” shall have the meaning set forth in Section 5.14(a).
“FCPA” shall have the meaning set forth in Section 3.27(a)(i).
“Final Adjusted Purchase Price” shall have the meaning set forth in Section 2.2(h)(i).
“Financial Statements” shall have the meaning set forth in Section 3.14(a).
“Fraud” shall mean actual fraud (and not constructive fraud or negligent misrepresentation) committed by a Person (i) in the making of the representations and warranties in this Agreement or (ii) in any document disclosed, as of December 23, 2019, in the Project Whitehorse virtual data room run by SmartRoom (the “Project Whitehorse SmartRoom”) (excluding any forward-looking statements or projections that relate to the future prospects, developments and/or strategies of the Acquired Company

Members or their respective Affiliates included in any document disclosed in the Project Whitehorse SmartRoom).
“Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, and Section 3.22.
“GAAP” shall mean United States generally accepted accounting principles consistently applied (provided that, the Acquired Companies have previously adopted ASC 842 and ASC 606, which adoption may not have yet been required by GAAP for the periods covered by the Financial Statements) and maintained throughout the periods indicated and as historically implemented by the Acquired Companies.
“Governmental Authority” shall mean any United States federal, state, municipal or local or any foreign, international, or multinational government, or political subdivision thereof, or any supranational organization (e.g., the European Union) or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or Taxing power, or any court or tribunal (or any department, bureau or division thereof), or any other self-regulatory or quasi-governmental authority of any nature.
“Hazardous Material” shall mean, with respect to any geographic location, any material, chemical, substance, pollutant, contaminant or waste that has been designated by applicable Environmental Laws to be radioactive, toxic or hazardous, including petroleum, crude oil, lead or lead-containing materials, asbestos and polychlorinated biphenyls.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Income Tax” shall mean any Tax that is imposed on or measured by net income, however denominated.
“Indebtedness” shall mean (i) all obligations for borrowed money including all principal, interest, fees, expenses, overdrafts, penalties, premiums, costs, and other payment obligations with respect thereto, (ii) all obligations evidenced by notes, bonds, debentures, mortgage or other instruments, (iii) all obligations under any debt security, interest rate, currency or other hedging or swap, derivative obligation or other similar arrangement, (iv) all reimbursement obligations under letters of credit (only to the extent drawn) or similar facilities, (v) all obligations upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business), (vi) all obligations incurred or assumed as the deferred purchase price of property or services (excluding obligations to creditors for inventory, services and supplies incurred in the Ordinary Course of Business), including any earn-out obligations, (vii) all finance leases (excluding, for the avoidance of doubt, all operating leases), (viii) all guarantees, including guarantees of any items set forth in clauses (i) through (vii), (viii) all outstanding prepayment premiums, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (vii), and (x) Accrued Taxes. For the avoidance of doubt, “Indebtedness” shall not include any deferred revenue of the Acquired Company Members.

“Indemnified Party” shall mean a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, who makes a claim for indemnification pursuant to Section 11.
“Indemnified Taxes” shall mean (i) Taxes imposed on any Acquired Company Member for any Pre-Closing Tax Period; (ii) any Taxes of the Seller Group; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company Member (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation; (iv) any and all Taxes of any Person (other than the Acquired Companies) imposed on any Acquired Company Member as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; and (v) all Taxes of Buyer or its Affiliates (including any of the Acquired Company Member) attributable to any inclusion under Section 951(a) or Section 951A of the Code at the end of the taxable year of a non-U.S. Acquired Company (or a controlled foreign corporation, as defined in Section 957 of the Code, in which an Acquired Company directly or indirectly owns an interest) that includes the Closing Date allocable to the Pre-Closing Tax Period, in each case to the extent not taken into account in Accrued Taxes or the calculation of Working Capital.
“Indemnifying Party” shall mean a Person against whom a claim for indemnification is made pursuant to Section 11.
“Information Security” shall have the meaning set forth in Section 3.29(a)
“Initial Closing Statement” shall have the meaning set forth in Section 2.2(b).
“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, proprietary information, know‑how and inventions; and (vi) Software (including source code, executable code, data, databases, and documentation).
“International Trade Laws” shall mean any applicable law, regulation, or Legal Requirement concerning the importation, exportation, re-exportation or deemed exportation of items, technical data, technology, including the Tariff Act of 1930 and other Laws relating to the import of items into the United States; the Export Administration Act of 1979; the Export Administration Regulations, 15 C.F.R. Part 730 et seq.; the Foreign Trade Regulations, 15 C.F.R. Part 30; the Arms Export Control Act; the International Traffic in Arms Regulations, 22 C.F.R. Part 120-130; executive orders and Laws administered by OFAC; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; export control and trade sanctions Laws administered by the Member States of the European Union.
“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” (i) of the Sellers, with respect to any fact or matter in question, shall mean the actual knowledge of Peter Noblett, Steve Knapp, Chris Sahlman, AJ Sharma, and Dave Mullen or such knowledge that each such person would be reasonably expected to have after reasonable due inquiry of their respective direct reports, and (ii) of Buyer, with respect to any fact or matter in question, shall mean all facts that are actually known by such party, and to the extent such party is an entity, are actually known by an officer or director of such party or its general partner or managing member, in each case, without any duty to investigate or conduct independent inquiry.
“L/C Liabilities” shall have the meaning set forth in Section 5.14(b).
“Legal Requirements” shall mean any and all applicable federal, state, local, municipal, provincial, territorial, national, foreign, international, multinational, supranational, or other law, treaty, statute, constitution, directive, resolution, ordinance, code, edict, decree, Order (including executive orders), rule, judgment, injunction, writ, regulation or ruling enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” or “Liability” shall mean with respect to any Person, any liability, loss, Damage, cost, expense, obligation or commitment of such Person of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory.
“Liability Insurance Policies” shall have the meaning set forth in Section 5.12(d)
“Liens” shall mean any mortgage, license, charge, interest, pledge, claim, lien, encumbrance, option, security interest, restriction on the right to sell, transfer or dispose (and in the case of securities, vote) or other adverse claim of any kind or nature whatsoever (whether arising by Contract or by operation of law and whether voluntary or involuntary).
“Material Adverse Effect” means any material adverse effect on the results of operations or financial condition of the Acquired Companies taken as a whole, provided, that any adverse change, effect, event, occurrence, state of facts or development attributable to any of the following shall not constitute, and shall not be taken into account, either alone or in combination with any other change or effect, in determining whether there has been or will be, a Material Adverse Effect: (i) the negotiation, execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement; (ii) the identity of, or the effects of any facts or circumstances relating to, Buyer; (iii) business or political conditions or conditions generally affecting the industry or segments therein in which the Acquired Companies participate, the U.S. economy as a whole or the capital, credit or financial markets in general or the markets in which the Acquired Companies operate; (iv) any action taken or statement made by Buyer or its Affiliates or their respective representatives; (v) compliance with the terms of, or the taking of any action required by, this Agreement; (vi) the effect of any breach, violation or non-performance of any provision of this Agreement by Buyer or its Affiliates or any action taken by Buyer or its Affiliates with respect to the transactions contemplated by this Agreement; (vii) any change in accounting requirements or principles or any change in applicable Legal Requirements or the interpretation or enforcement thereof by a Governmental Authority; (viii) any action taken in connection with obtaining regulatory or third party approvals, licenses or consents or any event, change or effect resulting therefrom; (ix) any acts of war (whether or not declared), armed hostilities, sabotage or terrorism occurring after the Original Agreement Date or the continuation, escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the Original Agreement Date; (x) any earthquakes, hurricanes, floods or other natural disasters, acts of God or force majeure events; (xi) any failure by the Acquired Companies to meet any projections, estimates or budgets for any period prior to, on or after the Original Agreement Date (other than facts underlying such failure); (xii) any action required to be taken under applicable Legal Requirements, or (xiii) any action taken, or failure to take any action, or such other change or event, in each case to which Buyer or its Affiliates has consented to in writing.
“Material Contracts” shall have the meaning set forth in Section 3.8(a).
“Non-Party Affiliate” shall have the meaning set forth in Section 13.13.
“Notary” shall mean a civil-law notary (notaris) of NautaDutilh N.V. or substitute in office.
“Notary Letter” shall mean a notary letter setting out the closing mechanics and flow of funds at Closing, prepared by and in a form satisfactory to the Notary and each of the parties.
“Notice” shall have the meaning set forth in Section 11.6(a).
“Off-the-Shelf Software” shall mean any Software that is made generally and widely available to the public on a commercial basis and is licensed to any Acquired Company Member on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $50,000 per license, or an ongoing licensee fee of less than $25,000 per year.
“Open Source Software” means any software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (i) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (a) disclosed, distributed, made available, offered, licensed or delivered in source code form, (b) licensed for the purpose of making derivative works, (c) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (d) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.
“Order” means any decree, ruling, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

“Ordinary Course of Business” shall mean the ordinary and usual course of day-to-day operations of the business of the Acquired Company Members through the Original Agreement Date consistent with past customs or practices.

“Organizational Documents” shall mean, as applicable, the articles of incorporation, certificate of incorporation, charter, bylaws, certificate or articles of formation, articles of organization, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
“Original Agreement” shall have the meaning set forth in the Recitals.
“Original Agreement Date” shall have the meaning set forth in the Recitals.
“Owned Real Property” means, with respect to any Person, the real property in which such Person has any fee title (or equivalent) interest, together with all buildings and other structures, facilities and improvements located thereon.
“Parent” shall have the meaning set forth in the Recitals.
“Permits” shall mean all permits, approvals, concessions, grants, franchises, licenses, identification numbers and other authorizations and approval of or by any Governmental Authority.
“Permitted Liens” shall mean (i) Liens for Taxes or assessments and similar charges that are not yet due or delinquent or are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent or due or payable, or are being contested in good faith through appropriate proceedings and for which adequate reserves have been established, (iv) immaterial Liens incurred in the Ordinary Course of Business, (v) those other Liens listed on Annex 1 hereto, (vi) with respect to real property, Liens and easements due to zoning and subdivision Legal Requirements that do not adversely affect the use or value of the asset(s) subject thereto, (vii) non-exclusive licenses to Intellectual Property, and (viii) Liens that will be terminated or released at the Closing.
“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Data” shall mean any information about an identified or identifiable natural person or as that term is otherwise defined by applicable law and that is collected, used, transmitted, stored or otherwise processed by any Acquired Company Member.
“Personal Property Leases” shall have the meaning set forth in Section 3.12.
“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable period ending on the Closing Date.

“Pre-Closing Tax Return” shall have the meaning set forth in Section 12.1(a).
“Protected Business Line” shall mean the manufacture and sale of (i) small-bore (a) tube and pipe fittings, (b) valves, (c) regulators, (d) flanges and monoflanges, (e) couplings and (f) actuators, specifically for use in flow control to process instrumentation and (ii) grab sampling devices and systems. “Protected Business Line” includes, without limitation, such products sold under the brands “HOKE”, “GYROLOK”, “GO REGULATOR”, “DOPAK” and “TEXAS SAMPLING INC” or “TSI”.
“Purchase Price” shall mean an amount equal to $172,000,000.
“Purchased Securities” shall have the meaning set forth in the Recitals.
“Real Property Leases” shall have the meaning set forth in Section 3.11(b).
“Recent Balance Sheet” shall mean the combined balance sheet of the Acquired Companies as of October 27, 2019.
“Reference Date” shall mean that date that is four years prior to the Original Agreement Date.
“Related Party” shall mean any present officer, director or member of the Acquired Companies or any Affiliate thereof.
“Remedial Action” shall have the meaning set forth in Section 5.17(a).
“Representatives” shall mean with respect to any Person its respective directors, members of its board of managers, officers, employees, agents, advisors, Affiliates and representatives (including attorneys, accountants, consultants, bankers and financial advisors).
“Restricted Period” shall have the meaning set forth in Section 5.10(a).
“Restricted Person” shall mean any of the following: (i) any person designated on the Specially Designated Nationals and Blocked Persons List (“SDN List”), the Foreign Sanctions Evaders List (“FSE List”), or the Sectoral Sanctions Identifications List (“SSI List”), which are enforced by OFAC, or any person owned 50% or more directly or indirectly by one or more persons designated on such OFAC-enforced lists; (ii) any person designated on any of the following lists enforced by BIS: the Denied Persons List, the Entity List, or the Unverified List; (iii) any person designated on the Debarred Parties List, which is enforced by the U.S. State Department’s Directorate of Defense Trade Controls; (iv) the list of persons subject to nonproliferation sanctions maintained by the State Department; and (v) any person on any other relevant restricted party list, including restricted party lists maintained by non-U.S. enforcement authorities, such as the European Union and the United Nations enforcement authorities.
“Restructuring Transactions” means those transactions set forth on Exhibit C.
“RWI Binder” means the binder agreement for the RWI Policy, dated as of or prior to the Original Agreement Date, a copy of which is attached hereto as Exhibit A.

“RWI Policy” shall mean the buyer-side representations and warranties insurance policy to be acquired by Buyer, with terms and conditions as set forth in the draft form of policy attached to the RWI Binder.
“RWI Policy Premium” means the premiums related to, and all other costs and expenses (including broker fees, taxes and fees required by law, underwriting fees, and any other insurer or broker charges) relating to the origination of the RWI Policy.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“Security Breach” shall have the meaning set forth in Section 3.29(a).
“Seller Group” shall have the meaning set forth in Section 5.15.
“Seller Indemnified Party” shall have the meaning set forth in Section 11.4(a).
“Seller Marks” shall have the meaning set forth in Section 5.11.
“Seller Transaction Expenses” shall mean any Change-in-Control Payments; and all other fees, disbursements, reimbursements, commissions, expenses or costs, in each case payable or incurred by the Acquired Company Members or the Sellers in connection with the negotiation, preparation, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, but only to the extent any such item has not been paid prior to the Closing Date.
“Sellers” shall have the meaning set forth in the Preamble.
“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Solvent” shall have the meaning set forth in Section 4.7.
“Specified Liability” means any Liability relating to or arising out of any of the following (i) the Restructuring Transactions (whether or not any such Restructuring Transaction has been completed, pursuant to the steps described on Exhibit C, as of Closing), including all Taxes, (ii) any business, ownership, or operation of Parent, Sellers, any Acquired Company Member or any of their respective Affiliates or predecessors, other than the Protected Business Line, (iii) any Asbestos Claim, (iv) any Environmental Liabilities, (v) any unpaid Closing Indebtedness, to the extent not taken into account in the determination at the Final Adjusted Purchase Price, (vi) any Seller Transaction Expenses, to the extent not taken into account in the determination at the Final Adjusted Purchase Price, (vii) any Indemnified Taxes, and (viii) the CIRCOR International, Inc. Retirement Plan, including any Liability under ERISA.

“Straddle Period” shall mean a taxable period beginning on or before the Closing Date and ending after the Closing Date. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, Taxes of the Acquired Company Members based on or measured by income, gross or net sales, payroll or payments or receipts shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of business on the Closing Date (provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis), and any other Taxes of the Acquired Company Members shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a per diem basis. For purposes of clause (v) of the definition of Indemnified Taxes, in the case of an amount under Code Section 951(a) or 951A with respect to the Straddle Period of a non-U.S. corporation required to be included in the taxable income of the Buyer or its Affiliate, the taxable year of the relevant non-U.S. corporation giving rise to the income required to be included under Section 951(a) or 951A of the Code shall be deemed to close based on an interim closing of the books as of the close of business on the Closing Date, and the amount of income required to be included in the taxable income of the Acquired Companies under Section 951(a) or 951A of the Code shall be allocated to the Pre-Closing Tax Period by means of an interim closing of the books as of the close of business on the Closing Date; provided, however, that any foreign Taxes allowed as a credit or as otherwise reducing any amount required to be included under Section 951(a) or 951A of the Code (after taking into account any gross-up under Section 78 of the Code) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in accordance with Section 960 of the Code as if the taxable year of any such non-U.S. corporation closed on the Closing Date.
“Subsidiary” shall mean any Person of which an Acquired Company (either alone or through or together with any other Subsidiary) owns or has rights to acquire, directly or indirectly, more than 50% of the Equity Interests, or has the power to vote or direct the voting of sufficient securities or other Equity Interests to elect a majority of the board of directors or other governing body of such Person.
“Target Working Capital Amount” shall mean $19,384,000. The parties acknowledge and agree that the Target Working Capital Amount was established using the methodologies and inputs set forth on the Working Capital Schedule.
“Tax” or “Taxes” shall mean any and all federal, state, local and foreign non-U.S. taxes, and other governmental charges in the nature of a tax, including gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, stamp, excise and property taxes, together with all interest, penalties and additions imposed by a Governmental Authority with respect to such amounts. Grammatical variations of the term “Tax”, such as “Taxable” or “Taxing”, shall have correlative meanings.
“Tax Contest” shall have the meaning set forth in Section 12.1(c).
“Tax Return” shall mean any return, report or statement filed or required to be filed with a Governmental Authority with respect to Taxes (including any schedules or attachments thereto, and any amendment thereof).
“Territory” shall mean worldwide.

“Third-Party Claim” shall have the meaning set forth in Section 11.6(a).
“Top Customers” shall have the meaning set forth in Section 3.21(a).
“Top Suppliers” shall have the meaning set forth in Section 3.20(a).
“Transferred Business” means the business of the Acquired Companies as conducted as of the Original Agreement Date but assuming completion of the Restructuring Transactions, including the fluid control instrumentation and sampling solutions business.
“Transfer Taxes” shall mean all sales, use, transfer, recording, value added, documentary, registration, conveyance, stamp, deed or similar Taxes arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.
“Transition Services Agreement” shall mean the Transition Services Agreement, by and between Buyer and Parent, in substantially the form attached hereto as Exhibit B.
“Union” shall have the meaning set forth in Section 5.6(a).
“Working Capital” shall mean the total of current assets of the Acquired Companies less the current liabilities of the Acquired Companies as of the Adjustment Time and as prepared in accordance with Annex 2 (the “Working Capital Schedule”, and the methodology set forth therein, the “Working Capital Methodology”).
“Working Capital Deficiency” shall mean the absolute value of the amount, if any, by which (i) the Closing Working Capital, as finally determined pursuant to Section 2.2, is less than (ii) the Target Working Capital Amount.
“Working Capital Surplus” shall mean the amount, if any, by which (i) the Closing Working Capital, as finally determined pursuant to Section 2.2, is greater than (ii) the Target Working Capital Amount.
1.2    Interpretation. For purposes of this Agreement, the following rules of interpretation apply:
(a)    Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.
(b)    Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If any period is to be measured in Business Days and the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.
(c)    Currency. Any reference in this Agreement to $ shall mean U.S. dollars; provided, however, that the aggregate consideration payable pursuant to Section 2.2(a) that is allocated to CIRCOR Dovianus in accordance with the allocation schedule contained in Exhibit D will be converted from U.S. dollars to Euros and then paid in Euros. Any currency conversions in connection with such payments will be made using the Bloomberg Composite Midpoint at 4 p.m. eastern time on the date which is two Business Days prior to the Closing Date.
(d)    Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Annex,” “Section,” “Schedule” or “Exhibit” are to the corresponding Annex, Section, Schedule or Exhibit of this Agreement.
(e)    Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.
(f)    Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.
(g)    Facsimile. The exchange of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission, .pdf scan or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.
(h)    Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)    Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(ii)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(iii)    License. The word “license” (regardless of the tense when used as a verb or single or plural form when used as a noun) shall include the term “sublicense” (and its corresponding forms) and vice versa.
(iv)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires.

(v)    Including. The word “including” or any variation thereof shall mean “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(vi)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements, or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(vii)    Threatened. The word “threatened” or any variation thereof, unless otherwise described in the context in which it appears, shall mean “threatened in writing.”
SECTION 2
PURCHASE AND SALE

2.1    Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Buyer agrees to purchase and accept from CIRCOR Aerospace, and CIRCOR Aerospace agrees to sell, transfer and deliver to Buyer, free and clear of all Liens (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable Legal Requirements), all of the CIRCOR Instrumentation Securities, and (b) Buyer agrees to purchase and accept, or to cause a Buyer Designee to purchase and accept, from CIRCOR Dovianus, and CIRCOR Dovianus agrees to sell, transfer and deliver to Buyer or such Buyer Designee, free and clear of all Liens (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer or such Buyer Designee under applicable Legal Requirements), all of the Dovianus Securities.
2.2    Purchase Price; Adjustments.
(a)    Purchase Price Payable at Closing. Subject to the terms and conditions set forth in this Agreement, the aggregate consideration payable by Buyer and any Buyer Designee to the Sellers at the Closing for the Purchased Securities shall be an amount (the “Adjusted Purchase Price”) in cash (subject to adjustment pursuant to Section 2.2(f)), equal to:
(i)    the Purchase Price; plus
(ii)    the Estimated Working Capital Surplus, if any; minus
(iii)    the Estimated Working Capital Deficiency, if any; plus
(iv)    the Estimated Closing Cash; minus
(v)    the Estimated Closing Indebtedness, if any; minus

(vi)    the Estimated Seller Transaction Expenses, if any.
The aggregate consideration payable pursuant to this Section 2.2(a), and any adjustment to such consideration pursuant to Section 2.2(f), shall be allocated among the Sellers in accordance with the allocation schedule contained in Exhibit D.
(b)    Initial Closing Statement. At least five Business Days prior to the Closing Date, the Sellers shall deliver to Buyer an estimated combined balance sheet of the Acquired Companies as of the Adjustment Time (without giving effect to the transactions contemplated herein) along with a certificate (together with the such estimated combined balance sheet, the “Initial Closing Statement”) of Seller, executed on its behalf by an officer of Seller confirming that the Initial Closing Statement was properly prepared in good faith and in accordance with the Working Capital Schedule, and setting forth, in each case as of the Adjustment Time, the Sellers’ good faith estimate of:
(i)    the estimated Working Capital (the “Estimated Working Capital”) (prepared in accordance with the Working Capital Schedule), and any Estimated Working Capital Surplus or Estimated Working Capital Deficiency, as the case may be, together with a description and the amount of each element thereof;
(ii)    the estimated Closing Cash (“Estimated Closing Cash”), together with a description and the amount of each element thereof;
(iii)    the estimated Closing Indebtedness, if any (the “Estimated Closing Indebtedness”), together with a description and the amount of each element thereof;
(iv)    the estimated aggregate Seller Transaction Expenses, if any (the “Estimated Seller Transaction Expenses”), together with a description and the amount of each element thereof; and
(v)    the Sellers’ calculation of the Adjusted Purchase Price.
(c)    Buyer shall have an opportunity to review and comment on the Initial Closing Statement before it is definitively delivered to Buyer pursuant to Section 2.2(b). The Sellers shall deliver to Buyer all records and work papers reasonably requested by Buyer to compute and verify the information set forth in the Initial Closing Statement. Buyer and its accountants shall be permitted to make inquiries of the Sellers and their accountants regarding questions concerning or disagreements with the Initial Closing Statement arising in the course of their review thereof and Sellers shall address reasonable comments from Buyer.
(d)    The Initial Closing Statement, when delivered to Buyer, shall be deemed the definitive calculation of the Adjusted Purchase Price payable at Closing, and shall be used for purposes of determining amounts payable pursuant to Section 2.3(b). Attached hereto as Annex 3 is a form of the Initial Closing Statement, which form provides an illustration of the matters and calculations to be set forth on the Initial Closing Statement.
(e)    In addition, concurrently with delivery of the Initial Closing Statement, the Sellers shall deliver to Buyer a calculation, based on the Adjusted Purchase Price calculation delivered, of the amounts payable at the Closing to each Seller, which shall set forth each Seller’s portion of the Adjusted Purchase Price (collectively, “Consideration Spreadsheet”). The parties agree that Buyer shall be entitled to rely on the Consideration Spreadsheet in making payments hereunder and Buyer shall not be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet.
(f)    Post-Closing Adjustment to Purchase Price.
(i)    As promptly as practicable, but in no event later than 90 days following the Closing Date, Buyer shall (A) prepare and deliver to Parent a statement (the “Closing Date Schedule”), setting forth in reasonable detail (x) Buyer’s calculation of, in each case as of the Adjustment Time, Closing Indebtedness, Closing Cash, Seller Transaction Expenses, and Working Capital (the “Closing Working Capital”) (prepared in accordance with the Working Capital Schedule and GAAP, provided that in the event of a conflict between the Working Capital Schedule and GAAP, the Working Capital Schedule shall prevail), and (y) Buyer’s proposed calculation of the Final Adjusted Purchase Price, and (B) deliver to Parent the Closing Date Schedule, together with a certificate of Buyer executed on its behalf by an officer of Buyer confirming that the Closing Date Schedule was properly prepared in good faith and in accordance with the Working Capital Schedule and GAAP; provided that in the event of a conflict between the Working Capital Schedule and GAAP, the Working Capital Schedule shall prevail. The Closing Date Schedule will (x) entirely disregard any and all purchase accounting effects on the assets or liabilities of the Acquired Company Members as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby (except to the extent set forth in the definitions of the terms Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses), (y) entirely disregard any of the plans, transactions, or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to any Acquired Company Member or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities, and (z) be based on facts and circumstances as they exist prior to the Closing and shall entirely disregard any change in Legal Requirements or GAAP or any other act, decision or event occurring on or after the Closing. Following the Closing, Buyer shall, and shall cause each Acquired Company Member to, provide Parent and its Representatives timely reasonable access to the records, work papers, supporting documentation, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Acquired Company Members relating to the preparation of the Closing Date Schedule and shall cause the personnel of the Acquired Company Members to reasonably cooperate with Parent in connection with its review of the Closing Date Schedule. In the event that Buyer and the Acquired Company Members fail to provide such access as reasonably determined by Parent, the time periods in respect of Parent’s obligations set forth in Section 2.2(f)(ii) shall be extended by the length of time it takes Buyer and the Acquired Company Members to provide such reasonable access.
(ii)    Parent may dispute any amounts reflected on the Closing Date Schedule by notifying Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 45 days of Buyer’s delivery to Parent of the

Closing Date Schedule. If Parent delivers a notice of disagreement within such 45-day period, Parent and Buyer shall, during the 30 days following such delivery (or such longer period as they may mutually agree), each use reasonable best efforts to reach agreement on the disputed items or amounts in order to finally determine the amounts set forth on the Closing Date Schedule. If Parent and Buyer are unable to reach agreement concerning any items on the Closing Date Schedule during such 30-day period, they shall promptly thereafter submit the dispute to the Accounting Arbitrator for resolution pursuant to Section 2.2(g).
(iii)    The amounts set forth on the Closing Date Schedule shall be deemed conclusively determined for purposes of this Agreement upon the earlier to occur of (A) the failure of Parent to notify Buyer of a dispute within 45 days of Buyer’s delivery of the Closing Date Schedule as set forth in Section 2.2(f)(ii) above, (B) the mutual written resolution of all disputes pursuant to Section 2.2(f)(ii) by Buyer and Parent, and (C) the resolution of all disputes by the Accounting Arbitrator pursuant to Section 2.2(g).
(g)    Adjustment Dispute Resolution. If Parent and Buyer are unable to reach agreement concerning the Closing Date Schedule pursuant to Section 2.2(f)(ii), they shall submit such dispute to BDO USA LLP or, if such Person is not willing or is unable to accept such engagement, an independent accounting or financial consulting firm of recognized national standing mutually selected by Buyer and Parent (the “Accounting Arbitrator”) (provided that if Buyer and Parent are unable to select an Accounting Arbitrator within ten days after receiving notice that such Person is not willing or is unable to accept such engagement, then each shall select a nationally recognized accounting or financial consulting firm, which firms will jointly select a third nationally recognized independent accounting or financial consulting firm which shall act as the Accounting Arbitrator), for resolution pursuant to this Section 2.2(g) and instruct the Accounting Arbitrator to review the disputed items or amounts for the purpose of final determination of the amounts set forth on the Closing Date Schedule provided, that the Accounting Arbitrator shall rely on the methodologies set forth in the Working Capital Schedule and GAAP, provided that in the event of a conflict between the Working Capital Schedule and GAAP, the Working Capital Schedule shall prevail. In making such determination and calculations, the Accounting Arbitrator shall consider only those items or amounts on the Closing Date Schedule as to which Parent and Buyer have disagreed in writing and submitted to the Accounting Arbitrator. Each of Buyer and Parent shall promptly provide their assertions regarding the disputed amounts concerning the Closing Date Schedule pursuant to Section 2.2(f)(ii) in writing to the Accounting Arbitrator and to each other. The Accounting Arbitrator shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than 30 days after submission of the dispute) in a report setting forth the Accounting Arbitrator’s calculation of the disputed amounts (which calculation shall be within the range of dispute in respect of each disputed item between the amounts set forth on the Closing Date Schedule and the notice of dispute delivered in accordance with Section 2.2(f)(ii)). The Accounting Arbitrator shall base its determination solely on the written submissions of the parties and shall not conduct an independent investigation. Such report shall be final and binding upon the Sellers and Buyer and the resulting Closing Date Schedule and amounts set forth thereon shall be final for all purposes of this Agreement. Buyer and the Sellers shall each pay their own fees and expenses. The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by Buyer and the Sellers based on the inverse of the percentage that the Accounting Arbitrator determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total in amount to $1,000 and the Accounting Arbitrator awards $600 in favor of the Sellers’ position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by the Sellers.
(h)    Final Adjusted Purchase Price; Payment Upon Final Determination of Adjustments.
(i)    Following the final determination of the Closing Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses in accordance with this Section 2.2, the Adjusted Purchase Price shall be recalculated, using Working Capital Surplus, Working Capital Deficiency, Closing Cash, Closing Indebtedness and Seller Transaction Expenses in lieu of the Estimated Working Capital Surplus, Estimated Working Capital Deficiency, Estimated Closing Cash, Estimated Closing Indebtedness and Estimated Seller Transaction Expenses (such adjusted amount, the “Final Adjusted Purchase Price”). If the Final Adjusted Purchase Price, as finally determined in accordance with this Section 2.2, is less than the Adjusted Purchase Price, then the Parent shall, no later than five Business Days after the Final Adjusted Purchase Price is finally determined in accordance with this Section 2.2, cause to be paid to Buyer (and/or a Buyer Designee) an amount equal to such excess by delivery of immediately available funds in accordance with payment instructions provided in writing by Buyer to the Sellers.
(ii)    If the Final Adjusted Purchase Price, as finally determined in accordance with this Section 2.2, is more than the Adjusted Purchase Price, then Buyer shall, no later than five Business Days after the Final Adjusted Purchase Price is finally determined in accordance with this Section 2.2, cause to be paid to the Sellers (including, if applicable, from a Buyer Designee) an amount equal to such excess by delivery of immediately available funds in accordance with payment instructions provided in writing by the Sellers to Buyer.
(iii)    Any payments made to any party pursuant to this Section 2.2(h) shall constitute an adjustment of the Adjusted Purchase Price for Tax purposes and shall be treated as such by Buyer, any Buyer Designee, and the Sellers on their Tax Returns to the greatest extent permitted by the applicable Legal Requirements.
2.3    Closing.
(a)    Time and Place. The closing of the purchase of the Purchased Securities (the “Closing”), shall take place at the offices of DLA Piper LLP (US), 33 Arch Street, Boston, Massachusetts 02110 at 10:00 a.m., eastern time, as soon as reasonably practicable (and in no event later than three Business Days) after the date of the satisfaction or, to the extent permitted, waiver of each of the conditions set forth in Section 6, Section 7 and Section 8 hereof (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver (in writing by the party having the benefit of such condition) of those conditions at such time) or at such other time and place as the parties shall otherwise mutually agree (the “Closing Date”). Subject to the provisions of Section 10, the failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 2.3(a) shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

Notwithstanding the foregoing, at Closing, CIRCOR Dovianus and Buyer or a Buyer Designee shall, and CIRCOR Dovianus shall procure that Dovianus shall, execute the Deed of Transfer before the Notary to transfer the Dovianus Securities. The Closing shall take place at the offices of the Notary to the extent the Closing relates to the execution of the Deed of Transfer.
(b)    Transactions at the Closing; Closing Payments. At the Closing, Buyer and/or any Buyer Designee shall pay or cause to be paid (i) to the Sellers the Adjusted Purchase Price in respect of the Purchased Securities being sold to Buyer and any Buyer Designee by the Sellers at the Closing (the Sellers’ respective portions of such amount to be designated as set forth in Exhibit D), (ii) the Estimated Closing Indebtedness, on behalf of the Acquired Companies, in accordance with the provisions of the applicable payoff letters to the account or accounts designated in the applicable payoff letters (or, if no such wire transfer instructions are specified therein, otherwise in accordance with the payment instructions in the applicable payoff letters), and (iii) to each Person owed Estimated Seller Transaction Expenses in the aggregate amount set forth in the Initial Closing Statement, to the account or accounts designated by Sellers by written notice to Buyer prior to the Closing Date. Each such payment made at the Closing pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds. Upon such payments by Buyer and any Buyer Designee, the Closing shall be deemed to have been effected and all the Purchased Securities shall be owned by Buyer and any such Buyer Designee, as applicable.
SECTION 3
REPRESENTATIONS AND WARRANTIES REGARDING
THE ACQUIRED COMPANY MEMBERS

Each Seller hereby represents and warrants to Buyer that the statements in this Section 3 are true and correct, subject, in any case, to the exceptions provided in the restated disclosure schedule supplied by the Sellers to Buyer on the A&R Agreement Date (the “Disclosure Schedule”).
3.1    Organization and Good Standing; Organizational Documents. CIRCOR Dovianus is a private limited company duly organized, validly existing and in good standing under the laws of the Netherlands (or the equivalent therein), CIRCOR Aerospace is a corporation duly organized, validly existing and in good standing under the laws of Delaware, CIRCOR Instrumentation is a corporation duly organized, validly existing and in good standing under the laws of New York, and Dovianus is a private limited company duly organized, validly existing and in good standing under the laws of the Netherlands (or the equivalent therein). Each Seller and Acquired Company Member has all requisite power and authority to own its properties and carry on its business as presently conducted in all material respects. Each of the Acquired Company Members is duly qualified to transact business under the law of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to be so authorized or qualified is not, individually or in the aggregate, material to such Acquired Company Member. No Acquired Company Member is in violation of any term or provision of its Organizational Documents.
3.2    Capitalization and Ownership of Securities.
(a)    CIRCOR Dovianus has legal and beneficial ownership of the Dovianus Securities and CIRCOR Aerospace has record and beneficial ownership of the CIRCOR Instrumentation Securities, in each case free and clear of any Lien (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer or any Buyer Designee under applicable securities laws), and the Purchased Securities constitute all of the issued and outstanding Equity Interests of the Acquired Companies. No Equity Interests of the Acquired Companies are reserved for issuance or will be reserved for issuance as of the Closing Date. Each Acquired Company owns, directly or indirectly, all of the issued and outstanding Equity Interests of each of its Subsidiaries.
(b)    The Purchased Securities have been duly authorized and validly issued in compliance with the applicable Acquired Company’s Organizational Documents and Legal Requirements. Except as set forth on Section 3.2(b) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights), unit appreciation rights, redemption rights, repurchase rights, or agreements or arrangements, calls, commitments or other rights of any kind, orally or in writing, relating to the issuance, sale or redemption of any Equity Interests of the Acquired Company Members, or any other securities convertible into or exchangeable for Equity Interests of any Acquired Company Member. As of the Closing, the relative rights, preferences and other terms relating to each class of Equity Interests in the Acquired Companies will be as set forth in such Acquired Company’s Organizational Documents and such rights and preferences will be valid and enforceable under applicable Legal Requirements.
3.3    Subsidiaries. Other than Dopak, Inc., a Texas corporation and wholly-owned subsidiary of CIRCOR Instrumentation, and after the completion of the Restructuring Transactions, the Acquired Companies do not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.
3.4    Authority. Each Seller and Parent have all requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. All actions required to be taken by a Seller or Parent in order to authorize a Seller or Parent to enter into this Agreement and the Ancillary Agreements to which it is a party have been taken or will be taken prior to the Closing. This Agreement has been, and each Ancillary Agreement to which any Seller will be a party will be, duly executed and delivered by such Seller, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than such Seller) and constitutes or will constitute, as applicable, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Legal Requirements affecting the enforcement of creditors’ rights generally, Antitrust Laws and by general principles of equity.
3.5    No Conflict; Consent of Third Parties.
(a)    Except for compliance with Antitrust Law, and assuming the accuracy of the representations made by Buyer in Section 4, no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution, performance and delivery of this Agreement or any Ancillary Agreement to which any Seller is to be a party or for the consummation by any Seller of the transactions contemplated hereby and thereby.

(b)    Except as set forth on Section 3.5(b) of the Disclosure Schedule, neither the execution and delivery by the Sellers or Parent of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Sellers and Parent with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under any provision of, cause the creation of any Lien under, or give rise to any obligation of any Acquired Company Member to make any payment under any provision of: (i) the Organizational Documents of the Acquired Company Members; (ii) any Material Contract or any Permit by which any of the material properties or assets of the Acquired Company Members are bound; or (iii) any Legal Requirements applicable to the Acquired Company Members (other than Antitrust Laws).
3.6    Litigation, etc. Except as set forth on Section 3.6 of the Disclosure Schedule, there is no Action pending against any Acquired Company Member or, to the Sellers’ Knowledge, threatened against any Acquired Company Member. There is no Action by any Acquired Company Member pending or that any Acquired Company Member currently intends to initiate.
3.7    Intellectual Property.
(a)    The Acquired Companies Intellectual Property, together with Off-the-Shelf Software and Open Source Software, constitutes all material Intellectual Property that is required to conduct the Transferred Business in all material respects as conducted as by the Sellers as of the Original Agreement Date and as contemplated to be conducted at Closing. All registered trademarks and applications to register trademarks and Internet domain names, patents and patent applications and registered copyrights and applications to register copyrights owned by the Acquired Company Members (collectively, the “Acquired Companies Registered Intellectual Property”) are set forth on Section 3.7 of the Disclosure Schedule. Except as otherwise set forth on Section 3.7 of the Disclosure Schedule, (a) the applicable Acquired Company Member owns all of the Acquired Companies Registered Intellectual Property indicated as being owned by such entity, free and clear of all Liens (other than Permitted Liens); (b) no Acquired Company Member has received any written claims since the Reference Date that such Acquired Company Member has infringed or misappropriated the Intellectual Property of any other Person, and there are no infringement Actions pending, as of Closing, against any of the Acquired Companies alleging that the operation of the Transferred Business infringes upon or misappropriates any Intellectual Property of any other Person; (c) to the Sellers’ Knowledge, no Acquired Company Member is currently infringing or misappropriating the Intellectual Property of any other Person; and (d) to the Sellers’ Knowledge, there is no infringement, misappropriation or such other conflict by any other Person involving the Acquired Companies Intellectual Property.
(b)    Other than non-exclusive licenses granted in the Ordinary Course of Business, no Person has threatened any claim of a right, title, or ownership interest in and to any Acquired Companies Intellectual Property purported to be owned by the Acquired Companies.
(c)    The Acquired Companies have taken commercially reasonable measures to protect the confidentiality of the trade secrets included among the Acquired Companies Intellectual Property. The Acquired Companies maintain commercially reasonable and appropriate security procedures applicable to the Transferred Business to safeguard the owned Acquired Companies Intellectual Property. To the Sellers’

Knowledge, no third party has gained unauthorized access to any material trade secret included among the Acquired Companies Intellectual Property.
(d)    The Acquired Company Members have required all employees, contractors, and other Persons having or having had access to trade secrets of the Acquired Companies to execute enforceable confidentiality agreements requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Acquired Companies. Since the Reference Date, all current and former employees of the Acquired Companies and all other Persons who have made material contributions to the Acquired Companies Intellectual Property have executed enforceable assignment agreements that assign to the applicable Acquired Company all of such employee’s or Person’s respective rights, including intellectual property, relating to such Acquired Companies Intellectual Property.
(e)    The incorporation, linking, calling, distribution or other use in, by or with any products or services of the Acquired Company Members of any Open Source Software, does not obligate the Acquired Company Members to disclose, make available, offer or deliver to any third party any portion of the source code of such product or service or component thereof other than the applicable Open Source Software. The Acquired Company Members are in compliance with all material terms of licenses to Open Source Software.
3.8    Agreements; Actions.
(a)    Section 3.8(a) of the Disclosure Schedule sets forth, as of the Original Agreement Date, all of the currently effective Contracts of the following types to which an Acquired Company Member is a party or by which an Acquired Company Member is bound (in each case, other than purchase orders entered into in the Ordinary Course of Business) (collectively, the “Material Contracts”):
(i)    Personal Property Leases and Real Property Leases;
(ii)    Any loan agreements, indentures, promissory notes, guaranties, mortgages, pledges, security agreements, deeds of trust or other Contracts for borrowing or imposing a Lien on any of the assets of any Acquired Company Member;
(iii)    Contracts under which an Acquired Company Member has made advances or loans to any other Person, except for advances of business expenses of up to $50,000 in the Ordinary Course of Business;
(iv)    Contracts under which an Acquired Company Member expects to pay in excess of $100,000 during the current calendar year;
(v)    Contracts under which an Acquired Company Member expects to receive in excess of $100,000 during the current calendar year, other than Contracts entered into in the Ordinary Course of Business;
(vi)    Contracts that are not terminable by the applicable Acquired Company Member without penalty on less than 90 days’ notice;

(vii)    Contracts for the licensing, distribution (other than Contracts covered by Section 3.8(a)(x)), purchase, sale or servicing of the Acquired Company Members’ products and services, pursuant to which an Acquired Company member expects to receive in excess of $100,000 for the 12-month period immediately following the Original Agreement Date, other than Contracts entered into in the Ordinary Course of Business;
(viii)    Contracts relating to any single or series of related capital expenditures by an Acquired Company Member pursuant to which such Acquired Company Member has future financial obligations in excess of $100,000;
(ix)    Contracts for (A) the sale of any of the business, properties or assets of the Acquired Companies, in each case other than in the Ordinary Course of Business, (B) the grant to any Person of any preferential rights to purchase any of such properties or assets or (C) the acquisition by an Acquired Company Member of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts entered into in the Ordinary Course of Business);
(x)    distributor, manufacturing, supply, development, sales representative, marketing or advertising Contracts, in each case excluding (A) Contracts for Off-the-Shelf Software and (B) Contracts entered into in the Ordinary Course of Business pursuant to which the Acquired Company Member has future financial obligations in amounts less than $50,000;
(xi)    Contracts that grant to any Person other than any Acquired Company Member any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights, (D) exclusive rights to purchase any of the Acquired Company Members’ products or services, or (E) royalty, dividend or similar arrangement based on the revenues or profits of the Acquired Company Member;
(xii)    Contracts for joint ventures, strategic alliances, partnerships or similar arrangements;
(xiii)    Contracts that purport to (A) limit, curtail or restrict the ability of any Acquired Company Member or any of its existing or future Affiliates to compete in any geographical area, market or line of business, (B) restrict any Acquired Company Member or any of its existing or future Affiliates from selling products or delivering services, (C) restrict any Acquired Company Member or any of its existing or future Affiliates from hiring any Persons or (D) otherwise restrict the Acquired Companies or any of their existing or future Affiliates from engaging in any aspect of their business;
(xiv)    (A) Contracts for the employment of any individual on a full-time or part-time basis (other than offer letters for “at-will” employment without any severance entitlement with any individual whose annual base compensation is less than $100,000), or with any individual consultant or independent contractor (other than temporary service provider arrangements or Contracts) that cannot be terminated upon less than 30 days’ notice, and (B) Contracts providing for retention, change in control or other similar payments; and
(xv)    any Contract with any Governmental Authority.
(b)    Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the applicable Acquired Company Member and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. No Acquired Company Member is in breach of or default under any Material Contract, nor, to the Knowledge of the Sellers, is any other party to any Material Contract in breach of or default thereunder, and to the Knowledge of the Sellers, no event has occurred since the Reference Date that with the lapse of time or the giving of notice or both would constitute a breach or default under any Material Contract or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any benefit thereunder by such Acquired Company Member or any other party thereunder. No party to any of the Material Contracts has delivered to the applicable Acquired Company Member written notice of, and to the Sellers’ Knowledge, since the Reference Date, there has been no threat of, termination or cancellation with respect thereto, and no Acquired Company Member has received written notice of, and to the Sellers’ Knowledge, since the Reference Date, there has been no threat of, any significant dispute with respect to any Material Contract. The Sellers have made available to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.
3.9    Certain Transactions.
(a)    Except as set forth in Section 3.9(a) of the Disclosure Schedule, and other than employment related Contracts covered by Section 3.8(a)(xiv) and employee benefits generally made available to all employees of the Acquired Company Members in the Ordinary Course of Business, there are no Contracts, understandings or transactions between any Acquired Company Member and any Related Party.
(b)    Except as set forth in Section 3.9(b) of the Disclosure Schedule, no Acquired Company Member is indebted, directly or indirectly, to any Related Party, other than in connection with (i) payroll expenses or advances of expenses incurred in the Ordinary Course of Business, (ii) employee benefits made generally available to all employees of the Acquired Company Members in the Ordinary Course of Business and (iii) employment related Contracts covered by Section 3.8(a)(xiv).
3.10    Rights of Registration and Voting Rights. As of the Original Agreement Date, no Acquired Company Member is under any obligation to register under the Securities Act any of its outstanding securities. Except as expressly set forth in the Organizational Documents of the Acquired Company Members, no holder of Equity Interests of any Acquired Company Member has entered into any agreements with respect to the voting of such Equity Interests or restrictions on the transfer of such Equity Interests.
3.11    Real Property.

(a)    Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of all Owned Real Property owned by an Acquired Company Member (the “Acquired Companies Owned Real Property”). The Acquired Company Members hold valid and existing fee simple title to the Acquired Companies Owned Real Property free and clear of any Liens except Permitted Liens, and enjoy quiet and undisturbed possession thereunder. The Acquired Companies Owned Real Property is not subject to any leases, licenses, occupancy agreements or any other Contracts. No person holds any option or right of first refusal or first opportunity to acquire any interest in any Acquired Companies Owned Real Property. Each Acquired Companies Owned Real Property is in compliance, in all material respects with all applicable Legal Requirements. The Sellers have delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments by which the Acquired Company Members acquired such Acquired Companies Owned Real Property, and copies of all title insurance policies, and surveys in the possession of the Acquired Company Members.
(b)    Section 3.11(b) of the Disclosure Schedule sets forth a true, correct and complete list of all real property and interests in real property leased by an Acquired Company Member as lessee or sublessee and includes a true, correct and complete list of each lease, sublease, or other occupancy agreement and all amendments, modifications, extensions, renewals, guarantees, supplements, and assignments thereto, together with all exhibits, addenda, and riders constituting a part thereof (the “Real Property Leases” and such related real property, together with the Acquired Companies Owned Real Property, being referred to herein as the “Acquired Companies Real Properties”), and, with respect to each Real Property Lease, the current landlord, monthly rental amount, and expiration thereof. The Acquired Companies Real Properties constitute all interests in real property currently used or currently held for use in connection with the conduct of the business of the Acquired Company Members. The applicable Acquired Company Member has a valid and enforceable leasehold interest, free and clear of any Liens, other than Permitted Liens, and the right to quiet enjoyment, under each of the Real Property Leases, and has not granted any other Person the right to occupy any of the Acquired Companies Real Properties. No Acquired Company Member owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein. The Acquired Company Members have not received any written notice of condemnation or taking of any of its leased properties. No material improvements constituting a part of the Acquired Companies Real Properties encroach on real property owned or leased by a Person other than the Acquired Companies Real Properties. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Acquired Companies Real Properties or any portion thereof.
3.12    Tangible Personal Property. Section 3.12 of the Disclosure Schedule sets forth a true, correct and complete list of all leases of personal property (“Personal Property Leases”) material to the business of the Acquired Companies (on a combined basis) as currently conducted. The Acquired Company Members have good and marketable title to, or a valid and enforceable leasehold interest in, all material items of tangible personal property currently used in the conduct of the business of the Acquired Company Members (the “Acquired Companies Tangible Properties”), free and clear of any and all Liens, other than Permitted Liens. All Acquired Companies Tangible Properties that, individually or in the aggregate, are material to the operation of the business of the Acquired Companies (on a combined basis) as presently conducted are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted). The

Acquired Companies Tangible Properties and Acquired Companies Intellectual Property, together with Off-the-Shelf Software and Open Source Software, constitutes all of the tangible and intangible property currently used in the conduct of the Transferred Business.
3.13    Works Council. No Acquired Company has a works council or similar body nor has any employee of an Acquired Company requested in writing such a works council or similar body to be installed, either in connection with this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise. No works council or similar body installed at the Sellers' Group or an Acquired Company has a statutory, contractual or other right to be consulted on or notified of the execution and performance by the Sellers of this Agreement and the consummation of the transactions contemplated by this Agreement. The execution and performance by the Sellers of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not violate or constitute a default under the Works Council Act (Wet op de Ondernemingsraden) to which the Sellers or any Acquired Company is subject.
3.14    Financial Statements.
(a)    Section 3.14(a) of the Disclosure Schedule sets forth true, complete and correct copies of (i) the unaudited combined balance sheet of the Acquired Companies as of December 31, 2017, and December 31, 2018, and the related statements of income for the fiscal years then ended, (ii) the unaudited combined balance sheet of the Acquired Companies as of October 27, 2019, and the related statement of income for the period beginning on January 1, 2019 and ending on October 27, 2019 (such balance sheets and statements of income described in (i) and (ii), collectively, the “Financial Statements”). Also included in Section 3.14(a) of the Disclosure Schedule is a reconciliation of the financial statements from the internal financial reporting system of Parent supporting Parent’s published financial statement to the Financial Statements.
(b)    The Financial Statements have been prepared in accordance with GAAP, except that the Financial Statements (i) do not contain all footnotes required by GAAP and other presentation items that may be required by GAAP for audited financial statements, (ii) reflect costs attributable to operating the business of the Acquired Companies, (iii) do not reflect the push-down of costs, assets or liabilities that might be required in preparing carve-out financial statements, (iv) reflect the business of the Acquired Companies as being part of the Sellers (as opposed to a stand-alone basis) from a tax accounting perspective, (v) are subject to normal year-end adjustments, (vi) reflect obligations with respect to operating leases of the Acquired Company Members in a manner consistent with GAAP for the periods presented, which includes no balance sheet amounts for periods prior to December 31, 2018, (vii) include income statements that have been adjusted to remove intercompany interest, intercompany dividends and intercompany management fees, (viii) include a balance sheet for the Acquired Company Members as of December 31, 2017 which has not been adjusted to remove the Circle Seal Controls business which was transferred on January 1, 2018, and (ix) classify balance sheet amounts related to goodwill and intercompany assets and liabilities as components of equity. The Financial Statements are consistent in all material respects with the books and records of the Acquired Companies and fairly present in all material respects the financial condition and operating results of the Acquired Companies as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.

(c)    Except as identified in Section 3.14(c) of the Disclosure Schedule, no Acquired Company has Indebtedness or has Liabilities or obligations, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, other than (i) those specifically reflected in or fully reserved for against in the Financial Statements, (ii) those incurred in the Ordinary Course of Business since the date of the Recent Balance Sheet and which are not, individually or in the aggregate, material in amount to any Acquired Company Member, (iii) non-monetary obligations to perform under executory Contracts to which it is a party, (iv) expenses incurred in connection with the transactions contemplated hereby, and (v) obligations with respect to capital leases of the Acquired Company Members.
3.15    Absence of Changes. Except as set forth on Section 3.15 of the Disclosure Schedule, since the date of the Recent Balance Sheet:
(a)    the business of the Acquired Company Members has been conducted in all material respects in the Ordinary Course of Business and no event has occurred which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect;
(b)    no Acquired Company Member has sold, transferred, leased, mortgaged, pledged or otherwise subjected to any Lien (other than Permitted Liens) any material portion of its assets or property (tangible or intangible), except for the sale of inventory in the Ordinary Course of Business and obsolete or broken furniture and fixtures;
(c)    no Acquired Company Member has entered into any Contract to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business;
(d)    there has not been any change in the Organizational Documents of any Acquired Company Member;
(e)    no election has been made or action taken to change the classification of any Acquired Company Member (in either case, as a corporation, partnership or disregarded entity) for federal, state or local Income Tax purposes;
(f)    there has not been any damage, destruction or loss (other than ordinary course repair or maintenance), whether or not covered by insurance, with respect to the property and assets of any Acquired Company Member having a replacement cost of more than $250,000;
(g)    no Acquired Company Member has materially increased the salary payable or to become payable by it to any of its employees whose base salary is in excess of $250,000,or materially increased the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or other incentive compensation plan or arrangement, except for bonuses payable to certain officers and employees in connection with the consummation of the transactions contemplated by this Agreement;
(h)    there has not been any material change by any Acquired Company Member in its accounting or Tax reporting methods, principles or policies; and
(i)    no Acquired Company Member has committed to do any of the foregoing.

3.16    Employee Matters. The Sellers have made available to Buyer information, on an anonymous basis, regarding all compensation, including salary (or consulting fee), bonus, severance obligations and deferred compensation paid or payable for each current full-time and part-time employee, consultant and independent contractor of the Acquired Company Members. Except as set forth in Section 3.16 of the Disclosure Schedule, all employees of Sellers or its Affiliates who primarily performs services for the Acquired Company Members’ business are employed by the Acquired Company Members and all employees of the Acquired Company Members primarily perform services for the Acquired Company Members’ business.
(a)    No Acquired Company Member is delinquent in any material respects in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the Original Agreement Date or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each Acquired Company Member has complied in all material respects with all applicable Legal Requirements related to employment.
(b)    Except pursuant to any Employee Plan set forth in Section 3.16(c) of the Disclosure Schedule, no Acquired Company Member has any formal written policy, practice, plan, or program of paying severance pay or any form of severance compensation (other than minimum statutory severance for non-US employees) in connection with the termination of employment services.
(c)    Section 3.16(c) of the Disclosure Schedule sets forth a true, correct and complete list of each material Employee Plan (other than offer letters for “at-will” employment that do not contain severance) covering current and former employees, officers, directors, consultants, and independent contractors of the Acquired Company Members. The Sellers have made available to Buyer, to the extent applicable, correct and complete copies of the following with respect to each such Employee Plan (i) the Employee Plan (including all amendments and attachments thereto) and the related trust documents, if any; (ii) the most recent annual report (IRS Form 5500) filed with the IRS, including all schedules and attachments; (iii) the most recent determination letter or opinion letter from the IRS; and (iv) the most recent summary plan description and any summary of material modification thereto.
(d)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, or has remaining a period of time under applicable treasury regulations of the Code or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan, and, to the Sellers’ Knowledge, nothing has occurred since the Reference Date that would reasonably adversely affect the qualification or tax exemption of any such Employee Plan or related trust.
(e)    The Acquired Company Members do not now, nor have they ever, maintained, established, sponsored, participated in, contributed to, or been required to contribute to any pension plan which is subject to Title IV of ERISA or Section 412 or 430 of the Code, and none of the Acquired Company Members has any outstanding liability under Title IV of ERISA (including with respect to any such pension plan sponsored or contributed to by any ERISA Affiliate). None of the Acquired Company Members is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA and no Employee Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code. None of the Acquired Company Members has any liability with respect to any post-retirement benefit under any Employee Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law governing health care continuation coverage. Each Employee Plan has been established, funded, and administered in accordance with its terms and in material compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including, without limitation, ERISA and the Code) and each Acquired Company Member has performed all material obligations required to be performed by it under, is not in default under or violation of the Employee Plans.
(f)    Full payment has been made, or otherwise properly accrued on the books and records of the Acquired Company Members, of all amounts that any Acquired Company Member is required, under the terms of the Employee Plans or applicable Legal Requirement, to have paid as contributions to such Employee Plans on or prior to the Original Agreement Date (excluding any amounts not yet due).
(g)    Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such Section and such guidance have been applicable to such Employee Plan. There is no agreement, plan or other arrangement to which any Acquired Company Member is a party or by which it is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.
(h)    No Employee Plan exists that would reasonably (i) result in the payment to any employee, member or consultant of any money or other property, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation, benefits or any additional rights or other obligations under any Employee Plan for, or on behalf of, any employee, member or consultant, (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code, in each case, solely as a result of the execution of this Agreement.
(i)    No Action is currently pending or, to the Sellers’ Knowledge, since the Reference Date, has been threatened against any Employee Plan, any Acquired Company Member or against any fiduciary of an Employee Plan with respect to such Employee Plan and there are no audits or other investigations currently pending or, to the Sellers’ Knowledge, since the Reference Date by the IRS or any Governmental Authority. None of the Acquired Companies nor, to the Knowledge of the Sellers, any trustee, administrator or other third-party fiduciary or party-in-interest with respect to any Employee Plan has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a penalty assessed pursuant to Section

502(i) of ERISA on the Acquired Company Members or a material Tax imposed by Section 4975 of the Code on the Acquired Company Members.
(j)    (i) Except as set forth on Section 3.16(j) of the Disclosure Schedule, since the Reference Date, no Acquired Company Member is or has been a party to any labor Contract or collective bargaining agreement; (ii) no labor organization or group of employees has filed any representation petition with respect to the Acquired Company Members’ employees or made any written demand to the Acquired Company Members for recognition; (iii) to the Sellers’ Knowledge, no organizing or decertification efforts are underway or, since the Reference Date, have been threatened by any labor organization or group of employees with respect to the Acquired Company Members’ employees; and (iv) no labor strike, work stoppage, slowdown or other material labor dispute has occurred or, to the Sellers’ Knowledge, been threatened with respect to the Acquired Company Members’ employees since the Reference Date, and none is underway.
(k)    There is no employment-related Action (including, but not limited to, an unfair labor practice charge), investigation, or audit, currently pending or, to the Sellers’ Knowledge, threatened since the Reference Date, in any forum, relating to an alleged violation or breach by Acquired Company Members (or any of their respective officers or directors) of any Legal Requirement pertaining to employment and employment practices or Employee Plan. The Acquired Company Members are and have been in compliance in all material respects with all Legal Requirements pertaining to employment and employment practices, including all Legal Requirements relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Acquired Company Members as independent contractors or consultants are properly treated as independent contractors under all applicable Legal Requirements. All employees of the Acquired Company Members classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Acquired Company Members are in compliance in all material respects with and, since the Reference Date, have complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Since the Reference Date, the Acquired Company Members have complied in all material respects with the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses, and it has no plans to undertake any action that would trigger the any such law.
3.17    Tax Returns and Payments.
(a)    Each Acquired Company Member has timely filed, or caused to be filed, on a timely basis, all material Tax Returns required to be filed by it and all such Tax Returns filed by, or on behalf of, the Acquired Company Members are in all material respects true, correct and complete. Each Acquired Company Member has paid or caused to be paid all material Taxes required to be paid by it, whether or not shown on such Tax Returns.

(b)    No Acquired Company Member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection, nor has any request been made in writing for any such waiver or extension. No Acquired Company Member is subject to, or has applied for, any private letter ruling of the IRS or any comparable ruling relating to Taxes of any Governmental Authority. No Acquired Company Member has received written notice from a Governmental Authority in a jurisdiction where such Acquired Company Member does not file Tax Returns to the effect that such Acquired Company Member is or may be subject to taxation or Tax reporting requirements by that jurisdiction.
(c)    There are no Liens for Taxes upon the assets of the Acquired Company Members, except for Permitted Liens. No Acquired Company Member has any liability for the Taxes of any other Person (other than an Acquired Company Member): (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Legal Requirements), (ii) as a transferee or successor or by contract (other than any contract entered into in the Ordinary Course of Business the principal purpose of which does not relate to Taxes) or (iii) otherwise by operation of applicable Legal Requirements.
(d)    Each Acquired Company Member has duly and timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.
(e)    Dovianus is classified as a disregarded entity for U.S. federal income tax purposes. None of the assets of Dovianus consist of (i) a United States Real Property Interest, as defined in Section 897(c) of the Code, (ii) an equity interest in any Person or arrangement treated as a partnership for U.S. federal income tax purposes.
(f)    No Acquired Company Member has been a party to any “listed transaction” under Section 6011 of the Code and the regulations thereunder.
(g)    No Acquired Company Member is a party to any Tax allocation, Tax sharing, Tax indemnification, or other agreement with any Person (other than an Acquired Company Member) relating to allocating, indemnifying, or sharing the payment of, or liability for, Taxes that is currently in effect other than any contract entered into in the Ordinary Course of Business the principal purpose of which does not relate to Taxes.
(h)    No Acquired Company Member has received any written notice of assessment or deficiency, or proposed or threatened assessment or deficiency, in connection with any Tax or Tax Return, which has not been paid in full or otherwise settled. No foreign, federal, state or local tax audits or administrative or judicial Tax proceedings are pending, threatened in writing or being conducted with respect to any Acquired Company Member.
(i)    No Acquired Company Member is or has been subject to an adjustment under Code Section 482 (or any corresponding or similar provision of state, local or non-U.S. Tax law). No Acquired Company Member has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(j)    Since the Reference Date, no Acquired Company Member has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock purporting to qualify for tax-free treatment under Section 355 of the Code. No Acquired Company Member is party to any arrangement that is classified or treated as a partnership for U.S. federal income tax purposes.
(k)    No Acquired Company Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting filed prior to the Closing or use of an improper method of accounting for a taxable period (or portion thereof) ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing; (iii) election under Section 108(i) of the Code made prior to the Closing; (iv) prepaid amount received prior to the Closing other than in the Ordinary Course of Business; (v) any installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law). None of the Acquired Company Members have made an election pursuant to Section 965(h) of the Code.
(l)    This Section 3.17 and Section 3.16 contain the sole and exclusive representations and warranties with respect to any Tax matters regarding the Acquired Company Members. The representations and warranties in this Section 3.17 refer only to the past activities of the Acquired Company Members and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning or Tax positions taken, on or after the Closing Date.
3.18    Insurance. Section 3.18 of the Disclosure Schedule contains a complete and correct list of all insurance policies maintained by the Acquired Company Members and presently in effect that insure the Acquired Company Members, the Acquired Companies Real Properties or the Acquired Companies Tangible Properties. Except as set forth on Section 3.18 of the Disclosure Schedule, there are currently no claims pending by or against any Acquired Company Member under such insurance policies and all premiums due and payable with respect to such insurance policies have been paid to date. No Acquired Company Member has received any notice of termination of any such insurance policies. Section 3.18 of the Disclosure Schedule includes a complete list of pending or outstanding workers compensation claims. The Sellers have made available to Buyer true and accurate copies of each such policy and each such policy is in full force and effect.
3.19    Compliance with Law and Regulations; Permits.
(a)    Since the Reference Date, each Acquired Company Member and its business operations has been and is in compliance, in all material respects, with all Legal Requirements applicable to such Acquired Company Member or any of its assets and properties (but excluding Legal Requirements subject to (i) the provisions of Section 3.16, with respect to employee matters, and (ii) the provisions of Section 3.17, with respect to Tax matters, in each case as to which solely such other provisions of this Agreement shall be applicable). Since the Reference Date, no Acquired Company Member has received written notice of any violation of any Legal Requirement applicable to such Acquired Company Member or any of its assets and properties. Since the Reference Date, no Acquired Company Member has entered into or been subject to any Order with respect to any aspect of the business, affairs, properties or assets of such Acquired Company Member or received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of such Acquired Company Member.
(b)    The Acquired Company Members have all material Permits required by any Legal Requirement or any Governmental Authority for the conduct of the Acquired Company Members’ business as presently conducted. Except as set forth on Section 3.19(b) of the Disclosure Schedule, of the Permits is in full force and effect and no suspension or cancellation of any Permit has been or is being threatened, and the Acquired Company Member is in compliance in all respects with the terms and requirements thereof, and, to the Sellers’ Knowledge, no event has occurred since the Reference Date which, with notice or the lapse of time or both, would reasonably be expected to constitute a default or violation of any term, condition or provision of any Permit.
3.20    Suppliers.
(a)    Section 3.20(a) of the Disclosure Schedule sets forth a true, correct and complete list of the top ten suppliers for materials, products or services of the Acquired Company Members (on a combined basis) based on the amount spent by the Acquired Company Members with such suppliers for the 11-month period ended November 30, 2019 (the “Top Suppliers”).
(b)    No Acquired Company Member has received any written notice to the effect that any such Top Supplier will, intends to, or is considering terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price or otherwise) of, or otherwise adversely modifying its direct or indirect business with the Acquired Company Members, and there are no outstanding or, to the Sellers’ Knowledge, threatened disputes since the Reference Date with any such Top Supplier. No Acquired Company Member has received any written notice that any such Top Supplier is or will be the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding.
3.21    Customers.
(a)    Section 3.21(a) of the Disclosure Schedule sets forth a true, correct and complete list of the top ten (i) direct customers, and (ii) distributors based on the revenue the Acquired Company Members (on a combined basis) derived from such customers for the 11-month period ended November 30, 2019 (the “Top Customers”).
(b)    No Acquired Company Member has received any written notice to the effect that any such Top Customer will, intends to, or is considering terminating, cancelling, discontinuing, materially reducing, changing the terms (whether related to payment, price or otherwise) of, or otherwise adversely modifying its direct or indirect business with the Acquired Company Members, and there are no outstanding or, to the Sellers’ Knowledge, threatened disputes since the Reference Date with such Top Customers. No Acquired

Company Member has received any written notice that any such Top Customer is or will be the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding.
3.22    Brokers and Finders. Except for Robert W. Baird & Co. Incorporated, no Person has acted, directly or indirectly, as a broker or finder for the Acquired Companies or the Sellers in connection with the transactions contemplated by this Agreement and no Person will be entitled to any fee or commission or like payment in respect thereof.
3.23    Environmental Matters. Except (a) as set forth on Section 3.23 of the Disclosure Schedule, and as contained in products and equipment used in the Ordinary Course of Business no Hazardous Material has been (i) generated, transported, used, handled, processed, disposed, stored or treated on any Acquired Company Real Property by any Acquired Company Member or, to the Knowledge of the Sellers, by a third-party, in each case other than in compliance with Environmental Laws, (ii) spilled, released, discharged, disposed, or transported from any Acquired Company Real Property by any Acquired Company Member or, to the Knowledge of the Sellers, by a third-party, or (iii) present in, on, or under any such property, to the Knowledge of the Sellers, that, in each case of (i) or (ii) requires investigation or remediation under Environmental Laws. The Acquired Company Members are in compliance in all material respects with all applicable Environmental Laws. No Acquired Company Member has received any written notice of a material violation of Environmental Laws or any material liability arising under Environmental Laws, a written request for information pursuant to Environmental Laws or any investigation, remediation or corrective action obligation under Environmental Laws, relating to the Acquired Company Member, including without limitation, any disposal of Hazardous Materials to off-site locations that would be expected to result in a material liability or that has not been resolved. There is no Action, litigation, suit or proceeding pending, or to the Knowledge of the Sellers, threatened against any Acquired Company Member related to an actual or alleged violation of Environmental Laws or a liability arising under Environmental Laws in each case that would be reasonably expected to result in a material liability. No Acquired Company Member has retained or assumed, by contract or operation of Legal Requirement, any liabilities or obligations of third parties under Environmental Law. Each Acquired Company Member has made available to Buyer copies of all final and non-privileged environmental reports and audits pertaining to the Acquired Company Real Property that are within the Acquired Company Member’s possession or control and that have been prepared since the Reference Date.
3.24    Bank Accounts. Section 3.24 of the Disclosure Schedule sets forth a true and complete list of the name and address of each bank with which any Acquired Company Member has an account or safe deposit box, and the account number for each such account.
3.25    Accounts Receivable. The accounts receivable reflected on the Recent Balance Sheet (i) have arisen from bona fide transactions entered into by the Acquired Company Members involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (ii) constitute valid claims of the Acquired Company Members not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business. The reserve for bad debts shown on the Recent Balance Sheet or, with respect to accounts receivable arising after the date of the Recent Balance Sheet, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
3.26    Inventory. All inventory of the Acquired Companies, whether or not reflected in the Recent Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to the lower of cost or fair market value or for which adequate reserves have been established. All such inventory is owned by the Acquired Company Members free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis.
3.27    Corruption and Trade Regulation.
(a)    No person acting on behalf of any Acquired Company has at any time since the Reference Date:
(i)    violated, or engaged in any activity, practice or conduct which would violate any applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (the “FCPA”) and the U.K. Bribery Act 2010 (collectively “Anti-Corruption Laws”); or,
(ii)    paid, offered, given, promised to pay, or authorized the payment of any money or anything of value corruptly to or for the benefit of any “foreign public official” (as such term is defined in the FCPA) or other person, for the purpose of (A) influencing the recipient to act or refrain from acting, (B) inducing the recipient to use his or her influence or position to affect any act or decision, in order to obtain or retain business for, direct business to, or secure an improper advantage for, any Acquired Company; or
(iii)    been or is currently the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to Anti-Corruption Laws.
(b)    The Acquired Companies have implemented policies and procedures intended to ensure compliance with International Trade Laws, including but not limited to the United States and the EU, and have obtained all necessary licenses or other authorizations from the relevant governmental authorities in connection with International Trade Laws.
(c)    The Acquired Companies and any of their members, managers, shareholders, directors, officers, employees, agents, distributors, sales representatives, and consultants, and each other person acting for, or on behalf of, the Acquired Companies, have been for the past five years, and currently are, in compliance with applicable provisions of, and have not been and are not subject to, and have not engaged and are not engaging in activities that may cause them to be subject to, any penalties, sanctions, or loss of tax benefits under the International Trade Laws or any applicable law relating to international trade administered by a Governmental Authority in any jurisdiction in which the Acquired Companies operate, including but not limited to the EU and the US, for which the applicable statute of limitations is only triggered upon discovery of violative conduct.

(d)    Neither the Acquired Companies, nor any of their members, managers, shareholders, directors, officers, employees, agents, distributors, sales representatives, and consultants, and each other person acting for, or on behalf of, the Acquired Companies has, during the past five years: (i) violated or engaged in any activities that may result in a violation of, or penalties, sanctions, or loss of tax benefits under, any International Trade Laws, or (ii) engaged in any activities with, in, involving, or related to (A) Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine, (collectively, the “Embargoed Countries”), (B) any persons organized, incorporated, established, located, or resident in the Embargoed Countries, (C) the government, including any political subdivision, agency, or instrumentality thereof, of Cuba and Iran, (D) any persons who are nationals of Cuba, wherever located, (E) any Restricted Persons, (F) any person subject to an embargo or other trade restrictions or sanctions by a Governmental Authority in any jurisdiction in which the Acquired Companies operate, or (G) any persons owned or controlled by, or acting on behalf of, any (A) through (F).
(e)    Neither the Acquired Companies, nor any of their members, managers, shareholders, directors, officers, employees, agents, distributors, sales representatives, and consultants, and each other person acting for, or on behalf of, the Acquired Companies is, or, at any time during the past five years was, (i) a Restricted Person, (ii) a person owned or controlled by, or acting on behalf of a Restricted Person, or (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of an Embargoed Country or any other country embargoed or subject to substantial trade restrictions by a Governmental Authority in any jurisdiction in which the Acquired Companies operate.
(f)    There is no pending, to the Sellers’ Knowledge, or threatened in writing proceeding against, and no pending or threatened in writing investigation by a Governmental Authority of, the Acquired Companies, nor is there any injunction, order, judgment, ruling, or decree imposed (or threatened in writing to be imposed) upon the Acquired Companies by or before any Governmental Authority, civil or criminal investigation, audit or any other inquiry by a Governmental Authority, or voluntary disclosure being considered in connection with an alleged possible or actual violation of any applicable International Trade Laws.
3.28    Product Liabilities and Recalls. Section 3.28 of the Disclosure Schedule sets forth a list of (a) each product and service warranty claim, or group of claims arising from substantially similar occurrences, events or set of facts, of any Acquired Company Member in excess of $100,000 and (b) each product liability and product recall claim involving any the Acquired Company Members, in each of clauses (a) and (b) outstanding or experienced since the Reference Date.
3.29    Data Handling.
(a)    The Acquired Company Members (i) have implemented commercially reasonable administrative, technical and physical safeguards to protect the confidentiality, privacy and security of Personal Data and the systems, technology and networks that process Personal Data (“Information Security”); (ii) have produced to Buyer true and accurate copies of all now-current written policies and procedures, and notices (including any publicly-posted privacy policy) related to Personal Data (“Data Handling Policies”), each of which comply in all material respects with applicable Legal Requirements; and (iii) are in compliance in all material respects with all such Data Handling Policies to the extent any such Data Handling Policy is legally binding or gives rise to legally-enforceable duties.
(b)    Except as set forth on Section 3.29 of the Disclosure Schedule, to the Knowledge of the Sellers, during the past three years: (i) the Acquired Company Members have not been subject to any material unauthorized access to (or access in excess or authorization) or unauthorized use, disclosure or other processing of Personal Data (“Security Breach”); (ii) the Acquired Company Members have complied in all material respects with all laws applicable to Personal Data (including Security Breaches); and (iii) the Acquired Company Members have not acted in a manner that would trigger an obligation to notify any individual, company, governmental body or other third party of a Security Breach under any applicable Legal Requirements or any legally-binding contract.
3.30    Transferred Business. Other than the Transferred Business and de minimis activities, none of the Acquired Company Members has engaged in any business operations.
SECTION 4
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to the Sellers that the statements in this Section 4 are true and correct.
4.1    Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite power and authority to carry on its business as it is now being conducted in all material respects, and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except for those jurisdictions where the failure to be so qualified, licensed or authorized is not, individually or in the aggregate, material to the business of Buyer and would not reasonably be expected to materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.
4.2    Authority for Agreement; No Conflict.
(a)    Buyer has all necessary power and authority to execute and deliver this Agreement, each Ancillary Agreement, and each instrument required hereby or thereby to be executed and delivered by Buyer at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement, each Ancillary Agreement, and each instrument required hereby or thereby to be executed and delivered by Buyer at the Closing and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Buyer are necessary to authorize this Agreement, each Ancillary Agreement or to consummate the transactions so contemplated.

(b)    This Agreement and the Ancillary Agreements have been and each instrument required hereby or thereby to be delivered by Buyer at the Closing will be duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, Antitrust Laws and to general equity principles.
(c)    The execution and delivery by Buyer of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by Buyer with any of the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under any provision of, or cause the creation of any Lien under, any provision of: (i) Buyer’s Organizational Documents each as amended to date and currently in effect; (ii) any material Contract to which Buyer is a party, or (iii) any Legal Requirements applicable to Buyer (other than Antitrust Laws), except any such conflicts, violations, defaults, rights or Liens that would not, individually or in the aggregate, reasonably be expected to be material to the business of Buyer or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.
4.3    Government Consents. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by, or given to, Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) compliance with and filings as may be required under the Antitrust Laws and the foreign antitrust laws listed in Schedule 4.3 hereto, (b) compliance with and filings as may be required under the Dutch Merger Code, (c) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country, and (d) where the failure to obtain such consent or to make such registration, declaration, notice or filing would not when taken together with all other such failures by Buyer reasonably be expected to be material to the business of Buyer or materially impair the ability of such party to consummate the transactions contemplated by this Agreement.
4.4    Brokers and Finders. No Person has acted, directly or indirectly, as a broker or finder for Buyer nor any of its Affiliates in connection with the transactions contemplated by this Agreement and no Person will be entitled to any fee or commission or like payment in respect thereof.
4.5    Litigation, etc. As of the Original Agreement Date, no Action is pending or, to Buyer’s Knowledge, threatened against such party before any arbitrator or court or other Governmental Authority that (a) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith, or (b) would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
4.6    Investment. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and is able to bear any economic risks associated with the transactions contemplated by this Agreement. Buyer is acquiring the Purchased Securities for its own account as an investment without the present intent to sell, transfer or otherwise distribute the Purchased Securities to any other Person. Buyer has made, independently and without reliance on any of the Acquired Company Members or the Sellers (except to the extent that Buyer has relied on the representations and warranties set forth in this Agreement, the Ancillary Agreements and in any document, certificate or other instrument required to be delivered to such under this Agreement), its own analysis of the Purchased Securities and the Acquired Company Members. Buyer acknowledges that the Purchased Securities are not registered pursuant to the Securities Act and that none of the Purchased Securities may be transferred, except pursuant to an applicable exception under the Securities Act.
4.7    Financing; Solvency. Buyer is not entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. As of the Closing, after giving effect to all of the transactions contemplated by this Agreement, Buyer will be Solvent. For purposes of this Section 4.7, “Solvent” shall mean that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable Legal Requirements governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will have, as of such date, adequate capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as its indebtedness matures. For purposes of the foregoing definition only, “indebtedness” shall mean a liability in connection with another Person’s (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
4.8    Contact with Customers and Suppliers. None of Buyer or its Affiliates (or their respective Representatives) has, without the prior written consent of the Sellers, directly or indirectly contacted any current or former customer or other material business relation of any of the Acquired Company Members prior to the Original Agreement Date for the purposes of discussing any Acquired Company Members in connection with or in any way related to the transactions contemplated hereby.
4.9    Due Diligence Investigation.
(a)    Buyer has had an opportunity to discuss the business, management, operations and finances of the Acquired Company Members with its officers, directors, employees, agents, Representatives and Affiliates, and has had an opportunity to inspect the facilities of the Acquired Company Members. Buyer has conducted to its satisfaction, its own independent investigation of the conditions, operations and business of the Acquired Company Members and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation. In making the decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon the representations and warranties of the Sellers set forth in Section 3 (and acknowledges that such representations and warranties are the only representations and warranties made by the Sellers) and has not relied upon any other statements made, representations or warranties made, or information provided by, for or on behalf of the Sellers or any of the Acquired Company Members, or their respective agents or Representatives, to Buyer in connection with the transactions contemplated by this Agreement. Buyer has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the Acquired Company Members.
(b)    In connection with Buyer’s investigation of the Acquired Company Members, Buyer has received certain projections, including projected statements of operating revenues and income from operations of the business, the Acquired Company Members and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans. Accordingly, no representation or warranty is made with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans.
SECTION 5
COVENANTS

5.1    Conduct of Business. During the period from the Original Agreement Date and continuing until the earlier of the termination of this Agreement or the Closing, each of the Sellers covenants and agrees that, unless Buyer shall otherwise agree in writing (which may include email or other electronic transmission) or as required to effect the Restructuring Transactions, the Sellers shall cause each of the Acquired Company Members (i) to conduct its business in the Ordinary Course of Business and in compliance with applicable Legal Requirements, in each case in all material respects; (ii) to use commercially reasonable efforts to maintain and preserve the goodwill and relationships of the employees, customers, and suppliers of the Acquired Company Members; and (iii) not to:
(a)    sell, transfer, lease, mortgage, pledge or otherwise subject to any Lien (other than Permitted Liens) any material assets or property (tangible or intangible) taken as a whole;
(b)    modify or amend the Organizational Documents;
(c)    issue, sell or grant any capital stock or other equity or equity-related interest or enter into any commitment, arrangement, obligation or undertaking of any nature to do any of the foregoing;
(d)    (i) declare, set aside or pay any dividend or any other distribution payable in stock or property (other than any dividend or distribution of cash between an Acquired Company Member and Parent and any of its Affiliates); (ii) any redeem, purchase or otherwise acquire directly or indirectly any shares of capital stock; or (iii) split, combine or reclassify any shares of capital stock;

(e)    adopt, enter into, terminate, or amend any Employee Plan;
(f)    make an election or take any action to change the classification of any Acquired Company Member (as a corporation, partnership or disregarded entity) for federal, state or local Income Tax purposes;
(g)    make, change or revoke any material Tax election, change any Tax accounting period, amend any material Tax Returns or file any material claim for Tax refunds, enter into any closing agreement or Tax ruling, enter into Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement (other than credit agreements, lease agreements or other commercial agreements entered into in the Ordinary Course of Business containing customary Tax allocation or gross-up provisions), file any material Tax Return in a manner inconsistent with past practice, or settle or compromise any material Tax liability, surrender any right to claim a material Tax refund, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(h)    hire, offer to hire or terminate any employees, or encourage any employees to resign from such Acquired Company Member other than in the Ordinary Course of Business;
(i)    materially increase the salary payable by it to any of the Acquired Company Member’s employees whose base salary is in excess of $200,000, or materially increase the coverage or benefits available under any severance pay, termination pay, deferred compensation, bonus or other incentive compensation plan or arrangement, except for bonuses payable to certain officers and employees of the Acquired Company Members in connection with the consummation of the transactions contemplated by this Agreement, in each case other than in the Ordinary Course of Business;
(j)    other than in the Ordinary Course of Business, (i) transfer or license to any Person any rights to any Intellectual Property or enter into any agreement with respect to any Intellectual Property with any Person, (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any Person (other than non-exclusive end user license agreements entered into in the Ordinary Course of Business), (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (iv) terminate, fail to renew, abandon, cancel, let lapse, or fail to continue to prosecute or defend any Intellectual Property;
(k)    make any change in its accounting or policies or procedures or tax reporting methods, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices;
(l)    enter into any new, or terminate or renew, or amend, waive, modify or violate the terms of any Material Contract (or any Contract that would have been a Material Contract had such Contract been entered into prior to the Original Agreement Date) other than in the Ordinary Course of Business;
(m)    revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the Ordinary Course of Business; or

(n)    take any action that would result in any of the conditions to the Closing set forth in Article VIII not being satisfied or that would delay their satisfaction; or
(o)    authorize, agree, resolve or consent to any of the foregoing.
5.2    Confidentiality; Access.
(a)    The parties acknowledge that Parent and Buyer have previously executed a letter agreement effective as of October 7, 2019 (the “Confidentiality Agreement”), the entirety of which will continue in full force and effect in accordance its respective terms, notwithstanding the execution and delivery of this Agreement, until the Closing, at which time the Confidentiality Agreement shall terminate and be of no further force or effect, subject to any survival period contained therein, effective as of the Closing Date. The parties hereto acknowledge and agree that the existence of this Agreement, each of the Ancillary Agreements, the Disclosure Schedule, and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, the negotiations hereof and thereof and transactions contemplated hereby and thereby, shall constitute “Confidential Information” under the Confidentiality Agreement.
(b)    Subject to the terms of the Confidentiality Agreement and other confidentiality obligations and similar restrictions that may be applicable to information in the possession of the Acquired Company Members that has been furnished by third parties from time to time, during the period following the Original Agreement Date and prior to the Closing, upon reasonable notice and during normal business hours, the Sellers shall, and shall cause the officers and employees of the Acquired Company Members to, or direct the Acquired Company Members to, (i) afford the officers, employees and authorized agents and Representatives of Buyer reasonable access to the offices, properties, senior executives, and books and records of the Acquired Company Members and (ii) furnish to the officers, employees and authorized agents and Representatives of Buyer such additional financial and operating data and other information regarding the assets, properties and business to the extent related to the Acquired Company Members as Buyer may from time to time reasonably request in order to assist Buyer in fulfilling its obligations under this Agreement or facilitate the transactions contemplated by this Agreement; provided that (A) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the Acquired Company Members; (B) Buyer and its Affiliates or any of their respective Representatives shall not contact or have any discussions with any of the officers, employees, landlords/sub-landlords, tenants/subtenants, customers, suppliers, vendors, distributors or other material business relations of any Acquired Company Members without the prior written consent of the Sellers; (C) Buyer shall be responsible for any damage to any real property owned or leased by the Acquired Company Members or any other assets or property of the Acquired Company Members caused by Buyer or any of its Representatives; (D) Parent shall not be required to disclose any information related to the sale of the Acquired Company Members or any activities in connection therewith, including the solicitation of proposals from third parties in connection with the sale of the Acquired Company Members or its Representatives’ evaluation thereof, including projections, financial or other information related thereto; and (E) Parent shall not be required to confer, afford such access or furnish such copies or other information (x) to the extent that doing so would result in the breach of any confidentiality or similar agreement to which any Acquired Company Member is a party as of the Original Agreement Date,

(y) that is competitively sensitive, or (z) the disclosure of which would reasonably be expected to result in the loss or impairment of attorney-client privilege.
(c)    For a period of seven years following the Closing, Buyer shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Acquired Company Members in the possession of Buyer or its Affiliates, provided that in accordance with the Acquired Company Members’ current practices, such copies may be maintained in electronic or digital form. Each Seller, upon reasonable notice and for any reasonable business, and at such Seller’s own cost and expense, shall have access during normal business hours to examine, inspect and copy such books and records during such seven year period.
5.3    Efforts; Consents; Regulatory and Other Authorizations.
(a)    Each party to this Agreement shall use its commercially reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, Orders and approvals of, and give all notices to and make all filings with, any Governmental Authority and other third parties (including the consents and filings described in this Section 5) that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement; (iii) fulfill all conditions to such party’s obligations under this Agreement, in each case such that all of the actions described in clauses (i) through (iii) of this Section 5.3(a) may be taken and the Closing may be consummated no later than the End Date. Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, Orders and approvals, giving such notices and making such filings.
(b)    The parties hereto agree that each of Buyer and the Sellers shall within a reasonable time after the execution of this Agreement, but in any event no later than ten Business Days following the execution of this Agreement, file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and in connection with such filing, each of Buyer and the Sellers (i) shall supply promptly any additional information and documentary material that may reasonably be requested by any Governmental Authority (including without limitation the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission) pursuant to the HSR Act or other Antitrust Law as necessary to consummate the transactions contemplated hereby and (ii) shall cooperate in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by any Governmental Authority under any Antitrust Law. Each party shall promptly (A) supply the other with any information that may be required in order to effectuate such filings and subsequent submissions, and (B) supply any additional information that reasonably may be required by a Governmental Authority of any jurisdiction and which the parties may reasonably deem appropriate. No party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect to any such filings, investigation or other inquiry or Action without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. The parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Each party shall (x) give the other party prompt notice of the commencement or threat of commencement of any Action by or before any Governmental Authority with respect to the transactions contemplated by this Agreement, (y) keep the other party informed as to the status of any such Action or threat, and (z) promptly inform the other party of any communication to or from any Governmental Authority regarding the transactions contemplated by this Agreement.
(c)    Notwithstanding anything to the contrary in this Agreement, neither Buyer nor Sellers are required to litigate or defend any litigation commenced under any Antitrust Laws by any Governmental Authority or any third party seeking to enjoin, delay or preclude any of the transactions contemplated by this Agreement or to seek to lift or rescind any injunction or restraining Order or other Order adversely affecting the ability of the parties to consummate any transactions contemplated by this Agreement. Nor is Buyer or Sellers required to (i) sell or otherwise dispose of or hold separate any assets, category of assets, operations or business of the Acquired Company Members or of Buyer or their Subsidiaries, (ii) terminate any existing relationships, contractual rights or obligations of the Acquired Company Members or Buyer or their respective Subsidiaries; (iii) terminate any venture or other arrangement; (iv) create any contractual rights or obligations of the Acquired Company Members or Buyer or their respective Subsidiaries; or (v) effectuate any other change or restructuring of the Acquired Company Member or Buyer or their respective Subsidiaries in order to avoid an Order prohibiting the closing of the contemplated transaction or to obtain any approval or permission of any Governmental Authority for the contemplated transactions or to cause the expiration or termination of any waiting period under any Antitrust Laws.
(d)    Buyer shall promptly furnish to the Sellers, and Sellers shall promptly furnish to Buyer, copies of any notices or written communications received by Buyer or Sellers or any of their Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Buyer and Sellers shall each permit counsel to the other parties an opportunity to review in advance, and Buyer and Sellers shall each consider in good faith the views of such counsel in connection with, any proposed written communications by Buyer and/or its Affiliates or Sellers or any of their Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Neither Buyer nor Sellers shall extend any waiting period or comparable period under the HSR Act or applicable Antitrust Law, or enter into any agreement with any Governmental Authority, without the prior written consent of all parties. Buyer agrees to provide the Sellers and their counsel and Sellers agree to provide to Buyer and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Buyer and/or any of its Affiliates, agents or advisors, or Sellers and/or any of its Affiliates on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
5.4    Public Disclosure; Communications. Except as permitted pursuant to this Agreement, none of Buyer or the Sellers shall make, or permit any of their respective Affiliates or Representatives to make, any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that each of the parties hereto and their Affiliates may make public announcements required by applicable Legal Requirements or applicable stock exchange regulation; provided, further, that with respect to the first public announcement and any Form 8-k filing made by each of the parties hereto with respect to the transactions contemplated by this Agreement, such party shall provide a copy of such announcement or filing and reasonably consult with the other party prior to the making of such announcement or filing, as applicable. The parties shall coordinate with each other prior to the Closing as to the form and content of any written or material oral communication to the employees of the Acquired Company Members, including communications about employment terms and benefits and the effect of the transactions contemplated by this Agreement and the Ancillary Agreements on compensation or benefit matters. None of Buyer or the Sellers or their respective Affiliates shall disseminate any such communication without the prior approval of the other parties. From the Original Agreement Date until the Closing, Buyer and its Affiliates and Representatives may not, without the prior written consent of the Sellers, contact or communicate with any of the business relations of the Acquired Company Members in connection with the transactions contemplated hereby.
5.5    Cooperation; Further Actions. Following the Closing, the parties hereto shall use all reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested by another party hereto, in order for such party to fulfill and perform his, her or its obligations in respect of this Agreement and the Ancillary Agreements to which such Person is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement.
5.6    Employee Representative Matters.
(a)    In respect of the sale of the Dovianus Securities, CIRCOR Dovianus shall, on behalf of itself and the Buyer or the relevant Buyer Designee, consult the relevant trade unions pursuant to the Metal and Technical industry in accordance with the applicable CBA (the “Unions”), each in such a form and with such content as parties agree jointly.
(b)    CIRCOR Dovianus shall keep the Buyer and any Buyer Designee informed about communications and interactions with the Unions. The Buyer or any Buyer Designee shall have the right to approve any communication with the Unions.
(c)    In connection with the Unions consultation, no party shall make, propose or accept any commitment, condition, obligation, requirement, undertaking or modification (each a “Commitment”), without the prior written approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), it being understood that any amounts which the Sellers agree to assume and disburse in order to assist in obtaining the relevant approval shall not be deemed a Commitment affecting or prejudicing any Affiliate of the Sellers;
(d)    The Buyer and any Buyer Designee shall promptly provide all assistance reasonably required by CIRCOR Dovianus in relation to the Unions consultation, including providing information on any measures and the consequences of the transactions contemplated in this Agreement.

5.7    Employee Benefit Matters.
(a)    For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Buyer, employees of the Acquired Company Members as of the Closing (“Continuing Employees”) and, if applicable, the eligible dependents and beneficiaries of such Continuing Employees, shall receive service credit for service with the Acquired Company Members to the same extent such service credit was granted under the Employee Plans, subject to offsets for previously accrued benefits and no duplication of benefits. Buyer shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare benefits plans of Buyer and its Affiliates that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing under any Employee Plan that provides welfare benefits to the Continuing Employees immediately prior to the Closing and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid by the Continuing Employee and/or his or her dependents prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans of Buyer and its Affiliates that such employees are eligible to participate in after the Closing.
(b)    For a period of 12 months following the Closing, Buyer shall provide, or cause to be provided, Continuing Employees with salary or wage level that are no less favorable to the salary or wage level provided to the Continuing Employees by the Acquired Company Members immediately prior to the Closing. Buyer and, upon the Closing, the Acquired Company Members shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulations Section 54.4980B‑9.
(c)    [RESERVED].
(d)    Nothing contained in this Section 5.7 or any other provision of this Agreement, express or implied, is intended to confer upon any Continuing Employee or other employee of any Acquired Company Member any right to continued employment for any period or continued receipt of any specific benefit or compensation, or shall constitute an establishment of or amendment to or any other modification of any Employee Plan.
5.8    RWI Policy. Buyer and the Sellers acknowledge that, as an essential inducement to the Sellers to enter into this Agreement, prior to Closing, Buyer shall obtain (and Buyer and Sellers shall divide all RWI Policy Premium costs evenly) the RWI Policy with a liability limit of at least $17,200,000, which will include coverage of all representations and warranties contained in Section 3, subject to any exclusions contained therein and a waiver of subrogation against the Sellers, the Seller Indemnified Parties and their respective Affiliates and each of their respective Representatives, except and only in the case of Fraud, and then only with the right to subrogate against such Person committing Fraud. The RWI Policy shall provide that each of the foregoing Persons shall be express third party beneficiaries of such anti-subrogation provision. The RWI Policy shall also contain such other customary terms and conditions that are reasonably satisfactory to the Sellers and Buyer. The Sellers shall (and shall cause the Acquired Company Members to) provide, and use their commercially reasonable efforts to cause their respective Representatives to provide, such reasonable cooperation and assistance to Buyer in obtaining the RWI Policy as reasonably requested by Buyer. From and after the Original Agreement Date, Buyer and its Affiliates shall not (a) amend, repeal, waive, modify, terminate or otherwise revise the RWI Policy in any manner that could reasonably be expected to adversely affect the Sellers or any Seller Indemnified Party without the prior written consent of the Sellers, (b) take any action or omit to take any action that would result in the cancellation or termination of the RWI Policy or coverage thereunder (other than by payment of claims thereunder), or (c) permit the assignment, substitution or transfer of the rights or obligations of the insurer under the RWI Policy other than as allowed by the terms thereof.
5.9    Supplemental Disclosure; Notice of Developments.
(a)    From the A&R Agreement Date until the date which is one Business Day prior to the Closing Date, each party to this Agreement shall promptly deliver to the other supplemental information concerning events or circumstances arising or occurring subsequent to the Original Agreement Date which would render any of its representations, warranties or statements in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the Original Agreement Date until the Closing. No such supplemental information shall be deemed to void or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.
(b)    Notwithstanding the foregoing, the Sellers may, from time to time, no later than one Business Day prior to the Closing Date, update the Disclosure Schedule to reflect any changes in the information to be set forth therein arising after the A&R Agreement Date to the extent such information does not constitute a breach by the Sellers of any covenant set forth in this Agreement. Any updates to the Disclosure Schedule shall have no effect for purposes of (i) determining the satisfaction of the condition set forth in Section 7.1(a), (ii) determining whether Buyer may terminate the Agreement pursuant to Section 10.1, (iii) determining the satisfaction of any other condition to Closing, and (iv), to the extent that any such supplemental disclosure would not entitle Buyer to terminate this Agreement pursuant to Section 10.1, indemnification pursuant to Section 11.
5.10    Non-Competition; Non-Solicitation.
(a)    During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Restricted Period”), neither the Sellers nor any of their respective Affiliates will own, manage, operate, control or participate in the ownership, management, operation or control of any Protected Business Line in the Territory; provided that nothing in this Agreement shall prohibit the Sellers or their respective Affiliates from (i) acquiring or holding shares of capital stock or a partnership or other equity interest in any Person that engages in a Protected Business Line in the Territory where such shares or interest represent no more than 10% of the outstanding voting power in such Person; (ii) acquiring (whether by merger, consolidation, stock or asset purchase or other similar transaction) all or substantially all of the business of any Person whose principal business is not a Protected Business Line but that engages in a Protected Business Line within the Territory; provided, however, if the portion of such Person’s that is then operating in a Protected Business Line within the Territory represents in excess of 10% such Person’s business (on a combined basis, if applicable), the Sellers or their respective Affiliates shall use commercially reasonable efforts to sell such portion of the business within 24 months after such acquisition; (iii) owning or operating any Active Business Line; or (iv) marketing or selling its own products or services that are not within a Protected Business Line.
(b)    During the Restricted Period, neither the Sellers nor any of their respective Affiliates will (i) solicit or attempt to solicit Persons who are customers of any Acquired Company Member at the Closing to be customers of any Protected Business Line; or (ii) solicit or induce, or attempt to solicit or induce, any employee, consultant, adviser or independent contractor of any Acquired Company Member at the Closing to leave the employ of, or cease providing services to, the Buyer or its Affiliates (including any Buyer Designee) (except for any general solicitation through any general advertising medium);
5.11    Marks of the Sellers.
(a)    Except set forth in subsection (b) below of this Section 5.11 and as otherwise agreed in writing, Buyer shall obtain no right, title, interest, license or any other right whatsoever to use any trademarks, service marks, brand names, trade names or logos of any of the Sellers, whether registered or unregistered, together with any translations, adaptations, derivations, acronyms, variations, abbreviations, insignias, designations or combinations of the foregoing, in whole or in part (collectively, the “Seller Marks”). As soon as practicable following the Closing, but no later than 120 days following the Closing Date, Buyer shall remove and change signage, change and substitute promotional or advertising material in whatever medium, change stationery, packaging, business cards, displays, signs, manuals, websites, forms, computer software, name plates and molds, and take all such other steps as may be required or appropriate to cease use of the Seller Marks; provided, however, that Buyer shall not be deemed to have violated this Section 5.11 by reason of (i) its use after the Closing of any inventory existing as of the Closing Date, (ii) the appearance of the Seller Marks in written materials, third party product certifications or other assets that are used for internal purposes only in connection with the business of the Acquired Company Members; provided that Buyer endeavors to remove such appearances of the Seller Marks in the ordinary course of business, or (iii) any permitted use of the Seller Marks pursuant to any written agreements with the owner of such Seller Mark in accordance with the terms of such agreement. Buyer further agrees that as soon as practicable following the Closing, but no later than 60 days following the Closing Date, Buyer shall make the initial filing required to be made with the applicable Governmental Authority to cause each Acquired Company Member whose name includes a Seller Mark to change its name such that its name does not include a Seller Mark. The parties hereto agree, because damages could be an inadequate remedy, that the Sellers shall be entitled to seek specific performance and injunctive relief as remedies for a breach of this Section 5.11 pursuant to Section 13.5 hereof, in addition to other remedies available at law or in equity.
(b)    Effective from and after the Closing, except as otherwise provided in this subsection, until a date that is 12 months from the Closing Date, Sellers hereby grant the Acquired Companies the nonexclusive, royalty-free right to use (without right of sublicense, other than to its and their distributors, representatives, resellers, contractors, service providers, contract manufacturers, customers and end-users, in connection with the Transferred Business) the CIRCOR Names, but only in connection with the conduct and operation of the Transferred Business in a manner consistent with their use as of the Closing Date. Notwithstanding the foregoing, (i) as to any item of tooling in existence on the Closing Date that bears any such CIRCOR Names, the Acquired Companies may continue to use such tooling until it becomes necessary for the Acquired Companies to replace such tooling in the ordinary course of business consistent with past practice, at which time the Acquired Companies shall replace such tooling with tooling that does not bear such CIRCOR Names, and to sell inventory produced after the Closing Date using such tooling, only until such inventory is exhausted and (ii) to the extent any such CIRCOR Names appear on stationary, packaging, materials, supplies or inventory, the Acquired Companies shall use commercially reasonable efforts to remove or strike over such CIRCOR Names as soon as reasonably practicable after the Closing Date. Notwithstanding the foregoing, (A) Buyer shall not permit the Acquired Companies to represent or hold itself out as representing CIRCOR or its Affiliates, (B) CIRCOR shall have the right to require the Acquired Companies to take such reasonable action as CIRCOR deems necessary to maintain appropriate quality control of the products and services of the Acquired Companies that use any CIRCOR Names and (C) Buyer shall indemnify and hold harmless CIRCOR and its Affiliates from any Losses incurred by CIRCOR or its Affiliates as a result of any breaches of subclauses (A) or (B) of this subsection (b). Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, nothing in this subsection (b) shall be construed as restricting or limiting Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies) from using or referencing the CIRCOR Names (x) in any materials or documents to indicate CIRCOR’s and its Affiliates’ historical or factual relationship to the Acquired Companies or (y) in a manner that would constitute “fair use” under applicable Law if such use were made by any other Persons.
5.12    Insurance Matters.
(a)    Buyer acknowledges that, except for those policies set forth on Section 3.18 of the Disclosure Schedule, the policies and insurance coverage maintained on behalf of the Acquired Company Members and the business thereof are part of the corporate insurance program maintained by the Sellers and their respective Affiliates (such policies, the “Corporate Policies”), such coverage will not be transferred to Buyer, Buyer Designee or the Acquired Company Members, Buyer shall be responsible for obtaining and maintaining replacement coverage for the Acquired Company Members and the business thereof (including without limitation the Acquired Companies Real Properties and the Acquired Companies Tangible Properties), and none of the Sellers or any of their Affiliates shall have any liabilities or obligations with respect thereto.
(b)    The Sellers and their Affiliates shall retain the exclusive right to control all of their Corporate Policies and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any claims any Acquired Company Member has made or could make in the future; provided, that the Sellers and their Affiliates shall not take any such action unless such action would apply generally to coverage of claims by the Acquired Company Members and claims by the Sellers and their Affiliates; provided, further, that none of the Sellers or their Affiliates shall be obligated to indemnify the Acquired Company Members for the exhaustion of the limits of liability under the Corporate Policies. Notwithstanding the foregoing, it is further understood and agreed that (i) the Sellers and their Affiliates may cancel or not renew any of the Corporate Policies at any time, without any liability or obligation to Buyer or any of its Affiliates (including the Acquired Company Members), (ii) Sellers or their Affiliates shall have no obligation to continue coverage under the Corporate Policies after the Closing Date for Acquired Company Members (A) for claims made after the Closing Date with respect to claims-made policies; or (B) for occurrences taking place following the Closing Date with respect to occurrence-based policies; and (iii) in no event shall Buyer, the Acquired Company Members, or any assignee or surviving entity of any of the foregoing make or prosecute a claim under any of the Corporate Policies that are fronting policies, captive insurers, risk retention pools, or insurance policies of bonds of a similar nature.
(c)    Other than as expressly set forth in this Section 5.12, Buyer covenants and agrees not to (and shall cause each of the Acquired Company Members not to), or cause or allow any third party to, seek to assert or to exercise any other rights or claims of the Acquired Company Members or the business thereof under or in respect of any past or current Corporate Policy under which any Acquired Company Member or Affiliate thereof or the business thereof is an insured.
(d)    With regard to (i) all insurance policies under which any Acquired Company Member or affiliated Person has rights as of the Closing Date (the “Liability Insurance Policies”), and (ii) any liability, claim, assertion, demand, or Action actually or potentially insured for defense or indemnity thereunder for an event, injury, or damage occurring at least in part prior to the Closing Date (the “Covered Claims”), following the Closing, Buyer shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to: (1) take (or cause to be taken) all actions reasonably necessary, proper and advisable to ensure that Sellers shall have full ability to control and defend the Covered Claims and secure its rights under the Liability Insurance Policies; (2) unless otherwise directed by Sellers and solely to the extent any such Liability Insurance Policy is maintained by an Acquired Company Member, continue to maintain such Liability Insurance Policies in full force and effect, subject to any exhaustion as may result from payment on Covered Claims; (3) as Sellers may direct, take reasonable steps to comply with all conditions under the Liability Insurance Policies with regard to Covered Claims; (4) as Sellers may direct, execute all papers and take all reasonable actions necessary to effectuate payments, settlements, and other actions under such Liability Insurance Policies; and (5) take reasonable steps to facilitate communication between Sellers and the insurers under the Liability Insurance Policies or related insurance brokers, all provided that (x) Sellers shall keep Buyer apprised of the defense of Covered Claims and (y) all costs and expenses of Buyer and the Acquired Companies Members in complying with items (1) - (5) of this provision shall be promptly paid or reimbursed by Seller, as applicable.
5.13    Deferred Assets and Liabilities.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if the transfer, assignment, conveyance or delivery of any asset, Contract or permit contemplated by this Agreement or any right, claim, benefit or liability arising thereunder or resulting therefrom is prohibited by any applicable Legal Requirements or would require any consent or approval of any Governmental Authority or other Person (collectively, the “Deferred Assets”), then, subject to Section 5.13(b), such Deferred Assets shall not be transferred, assigned, conveyed or delivered unless and until such transfer, assignment, conveyance or delivery is, as applicable, permitted by applicable Legal Requirements or any required consent or approval is given or obtained. The failure to transfer, assign, convey or deliver any Deferred Asset shall not (in and of itself) constitute a breach, misrepresentation or violation or non-performance of any agreement, covenant, obligation, representation or warranty under this Agreement or any Ancillary Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Sellers or any of their respective Affiliates be required to pay any amounts, incur any expenses or liabilities or offer or grant any accommodations to any third party in connection with the receipt of a consent or approval for the transfer, assignment, conveyance or delivery of any Deferred Assets; provided, that if any such consent or approval is required of a Governmental Authority, any costs incurred or amounts paid or payable in connection with such consent or approval shall be borne solely by Buyer and/or any Buyer Designee.
(b)    If any consent or approval is required to transfer, assign, convey or deliver any Deferred Asset, then from and after the Closing until such time such consent or approval is obtained or given and to the extent permitted by applicable Legal Requirements, (i) the Sellers shall use, and cause its Affiliates to use, commercially reasonable efforts to provide Buyer and its Affiliates (including any Buyer Designee) the maximum allowable use of such Deferred Assets (which shall include, at a minimum, the economic benefits of such Deferred Assets), including by establishing an agency type or similar arrangement reasonably satisfactory to Buyer and the Sellers under which Buyer or its designated Affiliates (including any Buyer Designee) would obtain, to the fullest extent reasonably practicable and permitted by applicable Legal Requirements, the claims, rights and benefits and assume the corresponding liabilities and obligations thereunder (including by means of any subcontracting, sublicensing or subleasing arrangement), and (ii) the Sellers shall (and shall cause its Affiliates to) exercise, enforce and exploit, only at the direction of and for the benefit of Buyer and any Buyer Designee any and all claims, rights and benefits of any of the Sellers arising in connection with such Deferred Asset. During such period, (x) the Sellers will promptly pay, assign and remit to Buyer and/or any Buyer Designee, as applicable, when received, all monies relating to the period after the Closing received by the Sellers to the extent arising out of any Deferred Asset, and (y) Buyer and/or any Buyer Designee shall promptly indemnify and pay, perform and discharge when due any liability or obligation arising with respect to any Deferred Assets after the Closing.
5.14    Letters of Credit.
(a)    Following the Closing, Buyer shall use commercially reasonable efforts, at its cost and expense, to have the letters of credit described on Section 3.8(a)(ii) of the Disclosure Schedule (the “Existing L/Cs”) replaced as promptly as practicable and to release Parent and its Affiliates from any obligations or guarantees associated with the Existing L/Cs.
(b)    Buyer shall indemnify and hold harmless Parent and its Affiliates from any Damages to the extent arising out of Existing L/Cs following the Closing, including any reimbursement obligations, required cash collaterization and costs, expenses or fees related to the maintenance, replacement, or cash collaterization of, or any additional assurance actions required for the beneficiaries of, the Existing L/Cs (collectively, the “L/C Liabilities”), in each case other than to the extent resulting from (i) a breach by Parent or any of its Affiliates of any of the Existing L/Cs, or (ii) Parent’s or any of its Affiliates’ gross negligence or willful misconduct. Without limiting Buyer’s indemnification obligations in the preceding sentence, Buyer shall pay to Parent on demand any fees or other periodic charges relating to the Existing L/Cs which are paid or accrued by Parent or its Affiliates following the Closing under any agreement pursuant to which the Existing

L/Cs are issued, in each case other than to the extent resulting from (A) a breach by Parent or any of its Affiliates of any of the Existing L/Cs, or (B) Parent’s or any of its Affiliates’ gross negligence or willful misconduct.
5.15    Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that DLA Piper LLP (US) is serving as counsel to the Sellers, and may serve as counsel to the Sellers’ Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Acquired Company Members, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement prior to Closing and the consummation of the transactions contemplated hereby, and that, following Closing and consummation of the transactions contemplated hereby, DLA Piper LLP (US) (or any successor) may serve as counsel to the Seller Group (which will no longer include the Acquired Company Members) or any director, member, partner, officer, employee or Affiliate of the Seller Group (which will no longer include the Acquired Company Members), in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. In addition, all communications involving attorney-client confidences between the Sellers and their Affiliates which pertain directly to the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Sellers and their Affiliates (and not the Acquired Company members). Accordingly, no Acquired Company Member shall have access to any such communications, or to the files of DLA Piper LLP (US) relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Sellers and their Affiliates (and not the Acquired Company Members) shall be the sole holders of the attorney-client privilege with respect to such engagement, and no Acquired Company Member shall be a holder thereof, (b) to the extent that files of DLA Piper LLP (US) in respect of such engagement constitute property of the client, only the Sellers and their Affiliates (and not the Acquired Company Members) shall hold such property rights, and (c) DLA Piper LLP (US) shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Acquired Company Members by reason of any attorney-client relationship between DLA Piper LLP (US) and the Acquired Company Members. The parties acknowledge that the Notary is associated with NautaDutilh N.V., the firm that advises the Buyer in the transactions contemplated by this Agreement. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the parties hereby explicitly agree that:
(a)    the Notary shall execute the Deed of Transfer and the Notary Letter and other relevant transaction documents related to this Agreement; and
(b)    the Buyer and any Buyer Designee is and may in future be assisted and represented by NautaDutilh N.V. in relation to this Agreement and any documents that may be concluded, or disputes that may arise, in connection therewith.

5.16    Restructuring Transactions. Prior to the Closing Date, Sellers shall, and shall cause their Affiliates to effect and carry out the Restructuring Transactions set forth in Exhibit C, and Sellers shall allow Buyer to engage and participate in the Restructuring Transactions as Buyer reasonably requests.
5.17    Environmental Matters. With respect to Parent’s indemnification obligations for Environmental Liabilities under Section 11.3(a)(iii):
(a)    Parent has the right, but not the obligation, to control, manage and undertake all work, including, without limitation, any investigation, sampling, removal, cleanup, remediation or corrective action (“Remedial Action”), related to any indemnifiable or corrective action at or on any of the assets of the Acquired Company Members. If Parent undertakes the Remedial Action, Parent shall consult in good faith with Buyer with respect to all material aspects of such Remedial Action in advance of undertaking such Remedial Action. Buyer shall have the right to review and approve the Remedial Action to be implemented and any submissions to Governmental Authorities, which approval shall not be unreasonably withheld, conditioned or delayed. Except under exigent circumstances, Buyer shall receive copies of any submissions to Governmental Authorities no later than seven (7) business days prior to said submissions. To the extent Buyer provides any comments on any documents, Parent or its agents will incorporate such comments or will discuss them fully with the Buyer. Parent agrees that it will not conduct any Remedial Action that will unreasonably interfere with Buyer’s routine operations at the location of such Remedial Action during or following the period of such Remedial Action. Buyer shall not object to the imposition of reasonable engineering control, or any reasonable land use restriction or other applicable limitations by deed or other similar instrument limiting the applicable asset to its use as of the Closing and substantially similar uses; provided that such control or restrictions do not materially interfere with operations as of the Closing Date. For the sake of clarity, Parent shall have no indemnification obligations under this Agreement beyond the least costly remedial response that is acceptable to the applicable Governmental Authority and that does not interfere materially with operations as of the Closing Date. Nothing herein is intended to preclude or restrict Buyer’s right to conduct any additional work at Buyer’s expense.
(b)    Parent shall not be responsible for any Damages to the extent they are caused, triggered or increased by (i) any act of Buyer, the Acquired Company Members or one of their respective Representatives subsequent to the Closing; (ii) any changes in Environmental Laws coming into effect subsequent to the Closing; (iii) any change in use classification of an asset of the Acquired Company Members, subsequent to the Closing, from industrial or commercial to residential; and (iv) any sampling and analysis of any environmental media conducted subsequent to the Closing by or on behalf of Buyer, the Acquired Company Members or one of their respective Representatives unless such sampling and analysis is (A) required by Environmental Laws or by a Governmental Authority or (B) required to be conducted in response to a Third-Party Claim alleging that Hazardous Materials have migrated offsite from an asset of an Acquired Company Member. For the sake of clarity, in no event will Parent be relieved of its obligations if Buyer undertakes preventative maintenance or housekeeping in the ordinary course of business, including such sampling that is consistent with Sections 3.17(b)(iv)(A) or (B). With respect to all of these provisions in Section 5.17(b), Parent remains responsible for any Damages that were not exacerbated or caused by Buyer, the Acquired Company Members or one of their respective Representatives.

5.18    Dovianus Articles of Association. CIRCOR Dovianus shall use commercially reasonable efforts to amend the articles of association of Dovianus in order to reflect standard 100% subsidiary articles of association as promptly as practicable following the Original Agreement Date, whereby the obligation to have a supervisory board will be deleted from the articles of association of Dovianus (the “Articles Amendment”), and bear the fees and expenses in connection therewith.  To the extent the Articles Amendment has not been completed prior to the Closing Date, from and after the Closing, Sellers shall take such commercially reasonable actions as may be necessary to effect the Articles Amendment as promptly as practicable and bear the fees and expenses in connection therewith.
5.19    Exclusivity of Representations and Warranties of the Sellers. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 3, NONE OF THE SELLERS, THE ACQUIRED COMPANY MEMBERS OR ANY OTHER PERSON MAKES, AND EACH SELLER EXPRESSLY DISCLAIMS (ON ITS AND THE ACQUIRED COMPANY MEMBERS’ BEHALF) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED SECURITIES OR BUSINESSES OR ASSETS OF ANY OF THE ACQUIRED COMPANY MEMBERS, AND EACH SELLER SPECIFICALLY DISCLAIMS (ON ITS AND THE ACQUIRED COMPANY MEMBERS’ BEHALF) ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3, BUYER ACKNOWLEDGES THAT NONE OF THE SELLERS, THE ACQUIRED COMPANY MEMBERS OR ANY OTHER PERSON ON BEHALF OF ANY OF THE SELLERS OR THE ACQUIRED COMPANY MEMBERS OR OTHERWISE MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLERS OR THE ACQUIRED COMPANY MEMBERS OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED (INCLUDING THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS), IF ANY, TO BUYER, ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, INCLUDING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. BUYER (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND EACH OF ITS AND THEIR RESPECTIVE REPRESENTATIVES) ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE SELLERS IN SECTION 3 AND THAT ONLY THOSE REPRESENTATIONS AND WARRANTIES IN SECTION 3 SHALL HAVE ANY LEGAL EFFECT AND THAT BUYER EXPRESSLY DISCLAIMS (ON ITS AND ITS AFFILIATES’ AND REPRESENTATIVES’ BEHALF) RELIANCE ON ANY OMISSION OR CONCEALMENT FROM, OR ANY MISSTATEMENT MADE WITH RESPECT TO,

THE SELLERS’ REPRESENTATIONS AND WARRANTIES IN SECTION 3. WITHOUT LIMITING THE FOREGOING, NO SELLER NOR ANY OTHER PERSON (INCLUDING THE SELLERS’ RESPECTIVE AFFILIATES) WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO BUYER OR ANY OF ITS RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES, OR BUYER’S OR ANY OF ITS RESPECTIVE AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR ANY DISCUSSION WITH RESPECT TO ANY OF THE FOREGOING INFORMATION. NOTWITHSTANDING THE FOREGOING, THIS SECTION 5.19 SHALL IN NO WAY LIMIT ANY CLAIM OR ACTION FOR FRAUD.
SECTION 6
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY

The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction as of the Closing of the following conditions:
6.1    No Order. No Legal Requirement, temporary restraining order, preliminary or permanent injunction or other Order or judgment preventing the consummation of the transaction contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect.
6.2    Antitrust Approvals. The waiting period applicable to the consummation of the transactions contemplated by this Agreement (and any extension thereof) under the HSR Act shall have expired or been terminated.
6.3    Government Authority Approvals. All consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority shall have been obtained or made, and no such consent, approval, Order or authorization of any Governmental Authority shall have been revoked.
SECTION 7
ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to satisfaction as of the Closing of each of the following conditions:
7.1    Conditions Precedent to Obligations of Buyer.

(a)    (i) Each of the representations and warranties of the Sellers set forth in Section 3, in each case other than the representations and warranties set forth in clause (ii) of this Section 7.1(a), shall be true and correct in all respects (without giving effect to any materiality qualifiers, including references to Material Adverse Effect, or similar standards or qualifiers) as of the Original Agreement Date and as of the Closing as though then made (except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date), except to the extent the failure to be so true and correct in all respects, individually or in the aggregate, is not materially adverse to the business operations of the Acquired Company Members on a combined basis, and (ii) the Fundamental Representations and Section 3.15(a) shall be true and correct in all respects as of the Original Agreement Date and at and as of the Closing as though then made (except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date).
(b)    The Sellers shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by the Sellers as of the Closing, including the Restructuring Transactions.
(c)    The RWI Policy shall have been finalized and bound by the applicable insurer and in full force and effect subject only to timely satisfaction of subjectivities at or immediately following Closing.
(d)    There will be no pending or threatened Action by or before any Governmental Authority or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated by the Agreement or seeking monetary relief against Sellers or the Acquired Companies by reason of the consummation of such transactions, and there will not be in effect any governmental order which has such effect.
(e)    There shall not have occurred (i) any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect or (ii) any Casualty Event.
(f)    Each of the Sellers and the Acquired Companies shall have (a) received all approvals, consents and waivers that are listed in Section 3.5(a) of the Disclosure Schedule, in form and substance reasonably satisfactory to Buyer; and (b) delivered to Buyer executed counterparts thereof at or prior to the Closing, and no such approval, consent novation or waiver shall have been revoked.
SECTION 8
ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS

8.1    Representations, Warranties and Covenants.
(a)    (i) Each of the representations and warranties of Buyer set forth in Section 4, in each case other than the representations and warranties set forth in clause (ii) of this Section 8.1(a), shall be true and correct in all respects (without giving effect to any materiality qualifiers, including references to Material Adverse Effect, or similar standards or qualifiers) as of the Original Agreement Date and as of the Closing as though then made (except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date), except to the extent the failure to be so true and correct in all respects, individually or in the aggregate, will not materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof, and (ii) the Buyer Fundamental Representations shall be true and correct in all respects as of the Original Agreement Date and at and as of the Closing as though then made (except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date).
(b)     Buyer shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing.
(c)    The RWI Policy shall have been finalized and bound by the applicable insurer and in full force and effect subject only to timely satisfaction of subjectivities at or immediately following Closing.

SECTION 9
CLOSING DELIVERIES
9.1    Closing Deliveries of Sellers. At or prior to the Closing, the Sellers shall deliver, or caused to be delivered, to Buyer the following:
(a)    a certificate executed by an officer or director, as applicable, of each Seller on behalf of such Seller to the effect that, as of the Closing, each of the conditions set forth in Sections 7.1(a) and 7.1(b) has been satisfied;
(b)    the Transition Services Agreement, duly executed and delivered by Parent;
(c)    each other Ancillary Agreement, duly executed and delivered by the Sellers (if party thereto), in the form agreed by the parties and attached as an Exhibit hereto (if applicable);
(d)    a certificate of the secretary or other officer or director, as applicable, of each Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer as to (i) no amendments to the Organizational Documents of the Acquired Company Members, and (ii) the actions taken by the board of directors of each Seller to authorize this Agreement and each Ancillary Agreement to which such Seller may be party or subject, and the other transactions contemplated thereby, copies of which actions and Organizational Documents shall be attached to such certificate;
(e)    resignations, dated as of the Closing Date, of each member of the board of directors (or similar governing body) of each of the Acquired Company Members and, to the extent requested by Buyer, each officer of the Acquired Company Members, effective at or prior to the Closing;
(f)    the original and up-to-date shareholder register of Dovianus, evidencing that the Dovianus Securities are free of any Liens;
(g)    the original duly notarized and apostilled power of attorney of CIRCOR Dovianus permitting the Notary to execute the Deed of Transfer and perform all actions as it may deem necessary to give full effect to the transfer of the Dovianus Securities (in a form satisfactory to the Notary);

(h)    the original duly notarized and apostilled power of attorney of Dovianus permitting the Notary to execute the Deed of Transfer and perform all actions as it may deem necessary to give full effect to the transfer of the Dovianus Securities (in a form satisfactory to the Notary);
(i)    the certificates evidencing the CIRCOR Instrumentation Securities, together with stock powers duly endorsed in blank.
(j)    evidence of release of all Liens (other than Permitted Liens) related to the assets and properties of any Acquired Company Member or, with respect to any Permitted Lien to be be terminated or released at the Closing, duly executed written instruments releasing any such Permitted Lien related to the assets and properties of any Acquired Company Member and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any such Permitted Lien, and copies of payoff letters with respect to the Closing Indebtedness;
(k)    evidence of the release of the Acquired Company Members as guarantors under the Credit Agreement;
(l)    evidence of release of all Liens, if any, on the Purchased Securities;
(m)    the Initial Closing Statement and any supporting documentation required to be delivered to Buyer pursuant to Section 2.2(b); and
(n)    a properly executed statement dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2), which, for the avoidance of doubt, shall only be delivered by CIRCOR Aerospace.
9.2    Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to the Sellers (or, with respect to closing payments payable by Buyer in accordance with Section 2.3(b), to such Person specified in Section 2.3(b)) the following:
(a)    a certificate executed on behalf of Buyer to the effect that, as of the Closing, the conditions set forth in Section 8.1 has been satisfied;
(b)    the original duly notarized and apostilled power of attorney of the Buyer or a Buyer Designee permitting the Notary to execute the Deed of Transfer and perform all actions as it may deem necessary to give full effect to the transfer of the Dovianus Securities (in a form satisfactory to the Notary);
(c)    each of the closing payments payable by Buyer or any Buyer Designee in accordance with Section 2.3(b);
(d)    a copy of the binder evidencing that the RWI Policy has been bound;
(e)    the Transition Services Agreement, duly executed and delivered by Buyer; and

(f)    each other Ancillary Agreement to which Buyer or any Buyer Designee is a party, duly executed and delivered by Buyer or such Buyer Designee.
9.3    Frustration of Closing Conditions. Notwithstanding anything to the contrary elsewhere in this Agreement, no party hereto may rely on the failure of any condition set forth in Section 6, Section 7, or Section 8 of this Agreement to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.3.
SECTION 10
TERMINATION

10.1    Termination Prior to the Closing. This Agreement may be terminated at any time prior to the Closing as set forth below:
(a)    by mutual written consent of Buyer and the Sellers;
(b)    by either the Sellers or Buyer if the Closing shall not have been consummated by March 23, 2020 (the “End Date”); provided, that the right to terminate this Agreement under this Section 10.1 shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(c)    by either the Sellers or Buyer, if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which Legal Requirement is final and nonappealable, as applicable;
(d)    by the Sellers, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Buyer, such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach; provided, that if such breach by Buyer is curable prior to the End Date through the exercise of reasonable efforts, then the Sellers may not terminate this Agreement under this Section 10.1(d) prior to 20 days following the receipt of written notice from the Sellers to Buyer of such breach (it being understood that the Sellers may not terminate this Agreement pursuant to this Section 10.1(d) if (i) such breach by Buyer is cured such that such conditions would then be satisfied or (ii) the Sellers are in breach of this Agreement such that the conditions set forth in Section 7.1 would not be satisfied); or
(e)    by Buyer, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Sellers, such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Sellers, as applicable, prior to the End Date through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 10.1(e) prior to 20 days following the receipt of written notice from Buyer to the Sellers of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 10.1(e) if (i) such breach by the Sellers is cured such that such conditions would then be satisfied or (ii) Buyer is in breach of this Agreement such that the conditions set forth in Section 8.1 would not be satisfied).
10.2    Notice of Termination; Effect of Termination. If the Sellers or Buyer wishes to terminate this Agreement pursuant to Section 10.1, then such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Subject to the relevant periods and the receiving party’s right to cure pursuant to Section 10.1, any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.2(a), Section 5.3, Section 5.4, this Section 10.2, and Section 13, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful and intentional breach of this Agreement by such party or failure by such party to fulfill any condition set forth in this Agreement prior to such termination. In the event this Agreement is terminated for any reason other than by the Sellers in accordance with Section 10.1(d), then the Parent shall promptly reimburse Buyer for any pre-exclusivity fee, expense or charge that may be charged by the underwriter or broker in connection with the RWI Policy.
SECTION 11
INDEMINIFACTION

11.1    Survival of Representations and Warranties. All of the representations and warranties of the Sellers and Buyer made in this Agreement that are not Fundamental Representations shall survive for a period of 18 months after the Closing, at which time they shall terminate and no claims shall be made for indemnification hereunder with respect thereto; notwithstanding the foregoing, any claim for which a claims notice was delivered on or prior to such date shall remain viable until the resolution of such claim in accordance with this Section 11. All of the representations and warranties of the Sellers and Buyer made in this Agreement that are Fundamental Representations shall survive for a period of 36 months after the Closing.
11.2    Survival of Covenants. All covenants and agreements of the Sellers and Buyer made in this Agreement, all Ancillary Agreements executed and delivered in connection herewith, and all certificates delivered in connection therewith shall bind the parties’ successors and assigns (including, without limitation, any successor to the Acquired Companies by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants and agreements shall inure to the benefit of the parties and their respective successors and assigns and to their transferees of the Purchased Securities, whether so expressed or not. The covenants contained in this Agreement (including those contained in this Section 11) shall survive the Closing until they are otherwise terminated by their respective terms or, if no term is applicable, until the expiration of the statute of limitations in respect of any such claim for the breach of such covenant; provided, however, that any of the covenants to be performed at or prior to the Closing shall terminate at Closing. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 11 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by Contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge and agree that the time periods set forth in this Section 11 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
11.3    Indemnification Provisions for Buyer’s Benefit; Limitations.
(a)    From and after the Closing (but subject to the provisions of this Section 11), Buyer, the Acquired Companies, and each of their respective directors, managers, officers, employees, Affiliates (including any Buyer Designee), direct and indirect partners, equityholders, agents, attorneys, Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) shall be indemnified by Parent from and against any Damages suffered or incurred by the Buyer Indemnified Parties to the extent arising out of, or resulting from:
(i)    a breach of any representation or warranty of any Seller contained in Section 3;
(ii)    a breach of, or default in connection with, any covenant or agreement by Sellers contained in this Agreement that survives beyond the Closing Date;
(iii)    any Specified Liability, including any claims that may be made after the Closing against Sellers or the Acquired Companies by third-parties relating to any Specified Liability; and
(iv)    Sellers’ Fraud.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, even if a Buyer Indemnified Party would otherwise be entitled to indemnification for Damages pursuant to this Agreement, the Buyer Indemnified Parties shall not be entitled to indemnification for Damages pursuant to Section 11.3(a)(i) except to the extent the aggregate amount of all Damages eligible for indemnification thereunder exceeds on a cumulative basis an amount equal to $860,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible; provided, that the Deductible shall not apply with respect to any Buyer Indemnified Party claims resulting from, arising out of, or relating to (i) the breach of any Fundamental Representations or (ii) any items set forth in clauses (ii)-(iv) of Section 11.3(a).
(c)    In no event shall Parent’s liability for Damages pursuant to Section 11.3(a)(i) (other than for a breach of any Fundamental Representation) exceed, in the aggregate, an amount equal to the Deductible. In no event shall Parent’s liability for Damages pursuant to Section 11.3(a)(i) for a breach of any Fundamental Representations exceed, in the aggregate with respect to all such breaches, the Purchase Price.
(d)    If there is determined to be any amount owing to a Buyer Indemnified Party as a result of indemnification pursuant to Section 11.3(a)(i) for breach of any representation or warranty (after taking into account the Deductible), such amount shall first be paid by the Parent until the Retention Amount (as defined in the RWI Policy) has been met, and following such time as the Retention Amount has been met, then, other than for breach of any Fundamental Representation, such Buyer Indemnified Party shall recover exclusively from the RWI Policy. If there is determined to be any amount owing to a Buyer Indemnified Party as a result of indemnification pursuant to Section 11.3(a)(i) for breach of any Fundamental Representation or clauses (ii)-(iv) of Section 11.3(a), if (i) the Retention Amount under the RWI Policy has not been met, (ii) the limits under the RWI Policy have been exhausted, (iii) such claim is denied coverage under the RWI Policy by the insurer, (iv) such claim is not covered under the RWI Policy, or (v) the insurer has denied or failed to respond or take a position on such claim after such claim is made as required in accordance with the terms and conditions under the RWI Policy or has declined to accept or deny that (or reserving rights with respect to whether) such Damages are covered by the RWI Policy, then the Buyer shall be entitled to recourse directly from the Parent, subject to the limitations set forth in this Section 11.
(e)    The Sellers, the Seller Indemnified Parties and their respective Affiliates and Representatives shall have no liability to the RWI Policy insurer(s) under the RWI Policy except in the case of Fraud.
11.4    Indemnification Provisions for Seller’s Benefit; Limitations.
(a)    From and after the Closing (but subject to the provisions of this Section 11), Parent, the Sellers and their employees, directors, managers, officers, direct and indirect partners or equityholders, Representatives, Affiliates, successors and assigns (the “Seller Indemnified Parties”), shall be indemnified by Buyer from and against any Damages suffered or incurred by the Seller Indemnified Parties to the extent arising out of, or by reason of:
(i)    a breach of any representation or warranty of Buyer contained in Section 4;
(ii)    a breach of, or default in connection with, any covenant or agreement by Buyer contained in this Agreement that survives beyond the Closing Date; and
(iii)    Buyer’s Fraud.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, even if a Seller Indemnified Party would otherwise be entitled to indemnification for Damages pursuant to this Agreement, the Seller Indemnified Parties shall not be entitled to indemnification for Damages pursuant to Section 11.4(a)(i) except to the extent the aggregate amount of all Damages eligible for indemnification thereunder exceeds on a cumulative basis an amount equal to the Deductible, and then only to the extent such Damages exceed the Deductible; provided, that the Deductible shall not apply with respect to any Seller Indemnified Party claims resulting from, arising out of, or relating to (i) the breach of any Buyer Fundamental Representations or (ii) any items set forth in clauses (ii) or (iii) of Section 11.4(a).
(c)    In no event shall Buyer’s liability for Damages pursuant to Section 11.4 exceed, in the aggregate, the Purchase Price.
11.5    Tax Treatment of Indemnity Payments. The Parent, Sellers and Buyer agree to treat any indemnity payment made pursuant to this Section 11 (including in accordance with the terms of the RWI Policy) as an adjustment to the Purchase Price for all Tax purposes to the greatest extent permitted by applicable Legal Requirements.
11.6    Matters Involving Third Parties.
(a)    If any third party notifies any Indemnified Party with respect to any matter (a “Third-Party Claim”) that is subject to indemnification by an Indemnifying Party under this Section 11, then the Indemnified Party shall promptly (and in any event within ten Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing (a “Notice”); provided, however, that failure to give such Notice shall not limit the right of an Indemnified Party to recover hereunder from any

Indemnifying Party except to the extent that such Indemnifying Party can demonstrate actual loss or actual prejudice (and in any event, solely to the extent of such loss or prejudice) as a result of such failure.
(b)    Without limiting any rights of the insurer under the RWI Policy, as between the Indemnified Party and the Indemnifying Party, in the case of any Third-Party Claims for which indemnification is sought, the Indemnifying Party shall be entitled at its cost and expense to (i) conduct and control any proceedings or negotiations with such third party, (ii) perform and control or direct the performance of any required activities, (iii) take all other steps to settle or defend any such claim (provided that the Indemnifying Party shall not settle any such claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the settlement includes a complete release of the Indemnified Party with respect to the claim and no additional obligation, restriction or Damages shall be imposed on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder), and (iv) employ counsel to contest any such claim or liability; provided, that the Indemnifying Party shall not have the right to assume control of such defense, if the claim for which the Indemnifying Party seeks to assume control: (A) seeks non‑monetary relief (except where non‑monetary relief is merely incidental to a primary claim or claims for monetary damages), (B) involves criminal allegations, or (C) involves a claim for which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. The Indemnifying Party shall, within 30 days after delivery of the Notice to Indemnifying Party (or sooner, if the nature of the Third-Party Claim so requires) (the “Dispute Period”), notify the Indemnified Party of its intention as to the conduct and control of the defense of such claim, provided that the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, or the Indemnifying Party shall fail to notify the Indemnified Party within the Dispute Period of the Indemnifying Party’s election to defend such claim, the Indemnified Party shall defend against such claim (provided that the Indemnified Party shall not settle such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed)) and the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Section 11.
(c)    For the avoidance of doubt, in the event that any conflict arises between the provisions of this Section 11.6 11.6(c) and the provisions of Section 12.1(c), the provisions of Section 12.1(c) shall govern.
11.7    Direct Claims. Any indemnification claim by an Indemnified Party that does not result from a Third-Party Claim shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. Such written notice shall specify in reasonable detail each individual item of loss included in the amount so stated, the date such item was incurred and the specific Fraud, breach of representation, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The failure to give written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations other than to the extent that the parties from whom indemnity is sought are materially prejudiced as a result of such failure; provided, however, that no such notice shall have any effect or be valid if it is given following the end of any applicable survival period provided for in Section 11.2. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement and shall promptly pay any amounts owed in accordance with the terms of this Agreement.
11.8    Further Limitations and Qualifications.
(a)    Right to Recover. The Indemnified Parties shall have an obligation to promptly seek to recover or make a claim for insurance proceeds (including under the RWI Policy), and shall use commercially reasonable efforts to recover insurance proceeds, as a result of any matter giving rise to an indemnification claim of the Indemnified Parties against the Indemnifying Party, to the extent coverage may be available therefor. In addition, the Indemnifying Party shall, to the extent of any indemnification payment made by it and to the extent consistent with any related indemnification agreement, insurance policy, or applicable Legal Requirement (except with respect to the RWI Policy in the event of Fraud), be subrogated to all rights of the Indemnified Party against any third party in respect of the claim to which the indemnification payment relates. If the Indemnified Party actually receives any insurance proceeds (including under the RWI Policy) as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the Indemnified Party (including under the RWI Policy). If the Indemnified Party actually receives any insurance proceeds (including under the RWI Policy) with respect to any Damages after the Indemnifying Party has provided indemnification for such Damages to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds to the Indemnifying Party with respect to such Damages. Buyer Indemnified Parties shall not be entitled to recover Damages pursuant to Section 11.3(a)(i) from the Parent if such Damages would have been covered under the RWI Policy if not for a failure by a Buyer Indemnified Party to promptly make a claim thereunder or to otherwise comply with the terms thereof.
(b)    Exclusive Remedies. Subject to (and without limiting the effects of) the terms of Section 13.5, from and after Closing, except for Fraud or with respect to matters covered by Section 2.2, the remedies provided in this Section 11 shall constitute the sole and exclusive remedies available to any Party hereto with respect to any claim relating to this Agreement or the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise). Parent shall have no right of contribution, right of indemnity, or other right or remedy against any Acquired Company Member in connection with any indemnification obligation to which Parent may become subject under this Agreement. For the avoidance of doubt, the indemnification afforded by the provisions of this Section 11 to the Buyer Indemnified Parties shall be available regardless of whether any or all of the Acquired Company Members, through actions or omissions prior to Closing, were solely, concurrently, comparatively, contributorily, or otherwise negligent or were strictly liable or otherwise at fault for any portion of the Damages for which indemnification is sought.

(c)    Post-Closing Changes. The Buyer Indemnified Parties shall not be entitled to recover under this Section 11 for any Damages to the extent caused by (i) any changes in applicable Legal Requirements or (ii) any material change in operations at or use of a property, in the case of each of clauses (i) and (ii), that occurs after the Closing.
(d)    No Duplication. The Buyer Indemnified Parties shall not be entitled to indemnification under this Section 11 with respect to any matter to the extent that such matter was (i) included as a current liability in the calculation of Closing Working Capital as finally determined pursuant to Section 2.2, (ii) included in Closing Indebtedness or Seller Transaction Expenses and actually reduced the Adjusted Purchase Price, or (iii) was identified or disclosed in any Section of the Disclosure Schedule.
(e)    Efforts to Mitigate. Each Indemnified Party that is a party hereto shall use commercially reasonable efforts to mitigate any claim for Damages that such Indemnified Party asserts under this Section 11, and if such Indemnified Party fails to use such efforts, the Indemnifying Party shall not be required to indemnify such Indemnified Party for any Damages that could reasonably be expected to have been avoided or reduced if such Indemnified Party had made such efforts.
(f)    Materiality. For the purposes of determining (i) the amount of Damages for which any Buyer Indemnified Party may be entitled to indemnification under this Section 11 and (ii) whether there has been a breach of any representation or warranty set forth in Section 3, each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality or Material Adverse Effect or similar.

SECTION 12
TAXES

12.1    Certain Income Tax Matters.
(a)    Parent shall (i) include the income of CIRCOR Instrumentation and any applicable Subsidiaries on a consolidated, combined or unitary federal or applicable state or local Income Tax Return for all periods through the end of the Closing Date to the extent consistent with past practice, (ii) prepare or cause to be prepared on a timely basis all Income Tax Returns of Dovianus and its Subsidiaries for all Pre-Closing Tax Periods consistent with past practice (such Tax Returns described in (i) and (ii) collectively, “Seller Pre-Closing Tax Returns”) and (iii) pay any Income Taxes due with respect to such Seller Pre-Closing Tax Returns to the extent such Income Taxes were not treated as Accrued Taxes or taken into account in calculating Working Capital. All Tax Returns other than Seller-Pre-Closing Tax Returns required to be separately filed by the Acquired Company Members for any Pre-Closing Tax Period the due date of which (taking into account any extensions) is after the Closing Date (such Tax Returns, “Buyer Pre-Closing Tax Returns”) shall be prepared in a manner consistent with the past practice of the Acquired Companies (except as otherwise required by applicable Legal Requirements) by the Buyer. No later than thirty (30) days prior to the applicable due date for such Buyer Pre-Closing Tax Returns, such Buyer Pre-Closing Tax Returns shall be provided to the Parent, for review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Any deductions or similar Tax benefits arising from the payment of Seller

Transaction Expenses and the discharge of the Closing Indebtedness shall be for the benefit of the Sellers to the maximum extent permitted by applicable Legal Requirements.
(b)    Except as required by applicable Legal Requirements, none of the Acquired Companies shall (i) amend, re-file or otherwise modify any Tax Return of an Acquired Company relating in whole or in part to the Pre-Closing Tax Period; (ii) file any ruling or request with any taxing authority with respect to Taxes or Tax Returns (except as relates to sales Taxes) of an Acquired Company for a Pre-Closing Tax Period; or (iii) enter into or initiate any voluntary disclosure agreement with any Governmental Authority with respect to any Tax or Tax Returns (except as relates to sales Taxes) of an Acquired Company for a Pre-Closing Tax Period, in each case, without the prior written consent of the Parent (such consent not to be unreasonably conditioned, delayed, or withheld).
(c)    The Buyer shall control any audit or other proceeding in respect of any Buyer Pre-Closing Tax Return (a “Tax Contest”); provided, however, that (i) the Parent, at its sole cost and expense, shall have the right to participate in a Tax Contest; and (ii) the Buyer shall not allow an Acquired Company or any of its Subsidiaries to settle or otherwise resolve a Tax Contest without the permission of the Parent (which will not be unreasonably withheld, delayed, or conditioned). Parent shall control any audit or other proceeding in respect of any Seller Pre-Closing Tax Returns and shall not settle any such audit or proceeding, to the extent that such Tax Return (other than any Parent consolidated, combined, or unitary Tax Return) relates to the Acquired Company Members, in a manner that would adversely affect Buyer or the Acquired Company Members after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.
12.2    Transfer Taxes. All Transfer Taxes will be borne 50 percent by Buyer and 50 percent by Sellers. Buyer hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such Transfer Taxes, and comply with the provisions of all applicable Legal Requirements in connection with the payment of all such Transfer Taxes, and Sellers agree to reasonably cooperate with Buyer in connection therewith.
12.3    Code Section 338 or Section 336 Election. In the event Buyer provides CIRCOR Aerospace with written notice of its intent to make an election in accordance with the provisions of Code Section 338(h)(10) Code within sixty (60) days after the Closing Date, Buyer and CIRCOR Aerospace hereby agree that they shall elect to treat the purchase of CIRCOR Instrumentation in accordance with the provisions of Code Section 338(h)(10) and Treasury Regulation Section 1.338(h)(10)-1. In such a case, Buyer and CIRCOR Aerospace shall jointly make a timely election pursuant to Code Section 338(h)(10) (the “338(h)(10) Election”) with respect to the purchase and sale of CIRCOR Instrumentation hereunder.   In the event Buyer elects to make the 338(h)(10) Election, Buyer, CIRCOR Aerospace and CIRCOR Instrumentation further agree as follows:
(a)    To complete and execute IRS Form 8023 for CIRCOR Instrumentation prior to the due date thereof and to treat the 338(h)(10) Election consistently.  Buyer, CIRCOR Aerospace and CIRCOR Instrumentation agree to cooperate, and to cause their respective Affiliates to cooperate, with the others in preparing, executing and filing any Tax forms and other documents required under Code Section 338(h)(10) and other applicable Laws and the Treasury Regulations so that the 338(h)(10) Election will be made in a proper and timely manner. Such cooperation shall include providing all information and records necessary in connection with such Tax forms.
(b)    Buyer shall prepare an allocation schedule which allocation schedule will allocate the Aggregate Deemed Sale Price (as such term is defined in Treasury Regulations Section 1.338-4) with respect to CIRCOR Instrumentation among the assets of CIRCOR Instrumentation in a manner consistent with Code Sections 338(h)(10) and 1060, and Treasury Regulations Sections 1.338-6 and 1.338-7 (and any corresponding or similar provision of state, local or foreign Tax Law, as applicable), (the “338(h)(10) Allocation Schedule”).  Buyer shall deliver the 338(h)(10) Allocation Schedule to CIRCOR Aerospace within thirty (30) days after the final determination of the Closing Working Capital for CIRCOR Aerospace’s review and comment.  If the Buyer and CIRCOR Aerospace cannot agree on the 338(h)(10) Allocation Schedule, the parties shall submit such calculations to the Accounting Arbitrator for prompt resolution substantially in accordance with the dispute resolution procedures set forth in Section 2.2(g). The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by Buyer and the Sellers based on the inverse of the percentage that the Accounting Arbitrator determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Arbitrator. Buyer and CIRCOR Aerospace agree to report (and to cause their Affiliates to report) the purchase of CIRCOR Instrumentation in accordance with the provisions of this Section 12.3 and to allocate the Aggregate Deemed Sale Price (as such term is defined in Treasury Regulations Section 1.338-4) among CIRCOR Instrumentation’s assets in accordance with the 338(h)(10) Allocation Schedule, to file all Tax Returns (including IRS Forms 8883 and 8023) consistent therewith, and agree not to take any position inconsistent with the treatment of the transactions contemplated hereunder in any Tax refund claim or in any administrative or judicial proceeding related thereto.  In the event the Purchase Price allocable to CIRCOR Instrumentation is adjusted in accordance with any provision of this Agreement after the 338(h)(10) Allocation Schedule becomes final, the 338(h)(10) Allocation Schedule shall be appropriately adjusted to take into account such adjustment and the parties shall cooperate in the filing and preparation of any supplemental IRS Forms 8883 or 8023 (and any comparable forms for state, local and foreign Tax purposes) as may be required to report such adjustments.
(c)    CIRCOR Aerospace and Buyer agree at Buyer’s request (i) to make an election under Code Section 338(h)(10) with respect to any eligible direct or indirect Subsidiaries of CIRCOR Instrumentation, and (ii) to make an election under relevant provisions of any similar provision of state, local or foreign Tax Law, as applicable, corresponding to Code Section 338(h)(10) and Treasury Regulation Section 1.338(h)(10)-1 (the elections described in this Section 12.3(c)(i) and (ii), the “Additional 338(h)(10) Elections”), and the principles and procedures set forth in this Section 12.3 shall also apply with respect to elections filed for such purposes and to forms and related documents to be filed pursuant thereto. For the avoidance of doubt, Buyer can make or cause to be made a Code Section 338(g) election (a “338(g) Election”, and collectively with the 338(h)(10) Election, the Additional 338(h)(10) Elections, the “338 Elections”) for Dovianus and any Subsidiary thereof, and the principles and procedures set forth in this Section 12.3 shall also apply with respect to elections filed for such purposes and to forms and related documents to be filed pursuant thereto.
(d)    Buyer shall pay to Parent the amount of additional consideration necessary to compensate Parent for the additional Tax or costs owed by it, CIRCOR Aerospace, CIRCOR Instrumentation, CIRCOR Dovianus, or Dovianus as a result of making any 338 Election (the “338 Election Payment”).  Parent shall provide the calculation of the 338 Election Payment and the payments for which Buyer is obligated to make under this clause Section 12.3(d) within thirty (30) days after the 338(h)(10) Allocation Schedule (or allocation schedule applicable to an Additional 338(h)(10) Election or 338(g) Election) becomes binding for review and comment by Buyer and, to the extent Buyer disputes such calculation and the parties are unable to reach agreement with respect thereto after a period of thirty (30) days, any such dispute shall be resolved by the Accounting Arbitrator substantially in accordance with the dispute resolution procedures set forth in Section 2.2(g), provided, that, the Accounting Arbitrator shall be instructed to resolve any dispute consistent with this Section 12.3 to the extent this Section 12.3 is inconsistent with Section 2.2(g).   Promptly, but no later than five (5) Business Days, following final determination of the 338 Election Payment, Buyer shall pay the 338 Election Payment owed to Parent by wire transfer of immediately available funds to such account(s) as directed by Parent.
SECTION 13
MISCELLANEOUS

13.1    Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) to:
if to Buyer, or the Acquired Companies following the Closing:
Crane Co.
100 First Stamford Place
Stamford, CT 06902-6784
Attention: Anthony M. D’Iorio
E-mail: ADiorio@craneco.com
with a copy (which shall not constitute notice) to:
K&L Gates LLP
K&L Gates Center
210 6th Avenue
Pittsburgh, PA 15222
Attention: David Edgar
E-mail: David.Edgar@klgates.com
if to any Seller:
CIRCOR International, Inc.
30 Corporate Drive, Suite 200
Burlington, MA 01803
Attention: Kevin Chapman
E-mail: kevin.chapman@circor.com
with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, MA 02110
Attention: Adam Ghander
E-mail: adam.ghander@dlapiper.com
All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three days following the date on which mailed, or one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.
13.2    Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Sellers and Buyer; provided, that such consent shall not be unreasonably withheld, conditioned or delayed. Any purported assignment or delegation of rights or obligations in violation of this Section 13.2 is void and of no force or effect.
13.3    Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.
13.4    Third Parties. Except as specifically set forth or referred to herein (including pursuant to Section 5.15 and Section 11.3), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.

13.5    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such breach. It is accordingly agreed that: (a)  Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Sellers and to enforce specifically all of the terms and provisions hereof, and (b) the Sellers shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches by Buyer. Subject to the limitations set forth in this Section 13.5, Seller, on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the provisions of this Agreement identified above in this Section 13.5 by such party.
13.6    Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby or in connection with to any matter which is the subject of this Agreement, including the validity hereof and the rights and obligations of the parties hereunder, with the exception of the Deed of Transfer, the Notary Letter and any ancillary documentation, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of law provisions thereof). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in the State of Delaware over any action arising out of or in connection with this Agreement or any of the transactions contemplated hereby or related to any matter which is the subject of this Agreement and each party hereto hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such action brought in such court or any claim that such action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action by delivery of a copy thereof in accordance with the provisions of Section 13.1 and consents to the exercise of jurisdiction of the courts of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.
13.7    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
13.8    Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Buyer whether or not the Closing is consummated and (b) all fees, costs and expenses of the Acquired Company Members and the Sellers incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Acquired Company Members whether or not the Closing is consummated (but subject to the inclusion of any such amounts in the Seller Transaction Expenses); provided, that, notwithstanding the foregoing, (i) Buyer shall be responsible for all fees related to compliance with and filings related to applicable Antitrust Laws and any premium, taxes, underwriting fees, broker fees and other costs of securing the RWI Policy and (ii) any fees of the Accounting Arbitrator shall be borne by the parties as provided in Section 2.2(g).
13.9    Representation by Counsel. The parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise, or rule of strict constriction applied, favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby waived by the parties hereto.
13.10    Disclosure Schedule. All references to this Agreement herein or in any of the Disclosure Schedule will be deemed to refer to this entire Agreement, including all Disclosure Schedule. The Disclosure Schedule have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, any item disclosed in any part, subpart, Section or subsection of the Disclosure Schedule referenced by a particular Section or subsection in this Agreement will be deemed to have been disclosed with respect to every other Section and subsection in this Agreement if the relevance of such disclosure to such other Section or subsection is reasonably apparent, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule will not (a) be used as a basis for interpreting the terms “material” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of the Sellers’ representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter, or (f) constitute, or be deemed to constitute, an admission or indication by the Sellers or Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedule. No reference in the Disclosure Schedule to any Contract will be construed as an admission or indication that such Contract is enforceable or in effect as of the date hereof or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Legal Requirement will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

13.11    Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Ancillary Agreements), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.
13.12    Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and the Sellers, or, in the case of a waiver, by each party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
13.13    No Recourse Against Third Parties. Notwithstanding any other provision of this Agreement, except to the extent otherwise agreed in writing, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Acquired Company Members, the Sellers, Buyer, any Affiliate of any of the foregoing (including, with respect to Buyer, from and after the Closing, any Acquired Company Member) or any Person claiming by, through or for the benefit of any of them, against any Person who is not party to this Agreement, including any equityholders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives, or Affiliates of Buyer or any Acquired Company Member, the Sellers or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) that is not a party to this Agreement (each a “Non-Party Affiliate”), with respect to matters arising in whole or in part out of, related to, based upon, or in connection with the business of the Acquired Company Members, the Acquired Company Members, this Agreement, the Ancillary Agreements or their subject matter or the transactions contemplated hereby or thereby or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Acquired Company Members or any Non-Party Affiliate in any way concerning the business of the Acquired Company Members, the Acquired Company Members, this Agreement or its subject matter or the transactions contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.
SELLERS:
CIRCOR DOVIANUS HOLDINGS B.V.
By:    /s/ Marcel Marino Potjer
Name:    Marcel Marino Potjer
Title:     Director

By:    /s/ Mattheus Petrus van der Jagt
Name:    Mattheus Petrus van der Jagt
Title:     Director

CIRCOR AEROSPACE, INC.
By:    /s/ Tony Najjar
Name:    Tony Najjar
Title:     President

PARENT:
CIRCOR INTERNATIONAL, INC.
By:    /s/ Scott Buckhout
Name:    Scott Buckhout
Title:     President and CEO

BUYER:
CRANE CO.
By:    /s/ Max H. Mitchell
Name:    Max H. Mitchell
Title:    President and CEO

[Signature Page to Amended and Restated Securities Purchase Agreement]